                    AGREEMENT OF PURCHASE AND SALE OF SHARES

                               DATED APRIL 3, 1996

                                     BETWEEN

                            AMERADA HESS CORPORATION

                                       AND

                                  PETRO-CANADA
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
TABLE OF CONTENTS

                                                                                                                PAGE
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1.         DEFINITIONS..........................................................................................  1

2.         INTERPRETATION....................................................................................... 11

3.         PURCHASE AND SALE.................................................................................... 12

4.         PAYMENTS............................................................................................. 13

5.         WITHHOLDING TAX...................................................................................... 14

6.         ADJUSTMENTS.......................................................................................... 16

7.         INTERCOMPANY RECEIVABLE, CREDIT FACILITY AND DIVIDENDS............................................... 17

8.         HEAVY OIL ASSETS AND TAR SANDS ASSETS................................................................ 18

9.         CLOSING.............................................................................................. 21

10.        CORPORATE AND GENERAL MATTERS REGARDING REVIEW....................................................... 21

11.        TITLE REVIEW ........................................................................................ 21

12.        ENVIRONMENTAL REVIEW................................................................................. 24

13.        CONDITIONS TO THE CLOSING............................................................................ 27

14.        DELIVERIES OF THE VENDOR............................................................................. 28

15.        DELIVERIES OF THE PURCHASER.......................................................................... 29

16.        VENDOR'S REPRESENTATIONS AND WARRANTIES.............................................................. 31

17.        PURCHASER'S REPRESENTATIONS AND WARRANTIES........................................................... 40

18.        COVENANTS OF VENDOR.................................................................................. 42

19.        CONSENTS............................................................................................. 46

20.        TERMINATION.......................................................................................... 46

21.        SECTION 338 ELECTION................................................................................. 46

22.        INFORMATION, MATERIALS AND CONTINUING REPORTS........................................................ 46

23.        LIABILITIES AND INDEMNITIES.......................................................................... 49

24.        LIMITATION ON LIABILITY.............................................................................. 53

25.        COVENANTS OF THE VENDOR AND THE PURCHASER............................................................ 53

26.        CONTINUING AGREEMENT................................................................................. 53

27.        LEGAL COSTS.......................................................................................... 53

28.        WAIVER............................................................................................... 53

29.        FURTHER ASSURANCES................................................................................... 53

30.        ASSIGNMENT........................................................................................... 54

31.        NAMES, SIGNS, LOGOS, TRADEMARKS AND NOTIFICATIONS.................................................... 54

32.        NOTICE............................................................................................... 54

33.        GOVERNING LAW........................................................................................ 55

34.        ENTIRE AGREEMENT..................................................................................... 55

35.        ENUREMENT............................................................................................ 55

36.        SEVERABILITY......................................................................................... 56

37.        TIME................................................................................................. 56

38.        COUNTERPARTS......................................................................................... 56

39.        CONFIDENTIALITY...................................................................................... 56

                         AGREEMENT OF PURCHASE AND SALE

                                    OF SHARES

              THIS AGREEMENT is made the 3rd day of April, 1996

BETWEEN:

              AMERADA HESS CORPORATION, a corporation having an office in the City of New York, in the State of New York (hereinafter called the "Vendor")

                                                               OF THE FIRST PART

AND

              PETRO-CANADA, a corporation having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

                                                              OF THE SECOND PART


              WHEREAS the Purchaser wishes to acquire the Shares from the Vendor and the Vendor wishes to sell the Shares to the Purchaser on the terms and conditions herein;

              NOW THEREFORE this Agreement witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Purchaser and the Vendor, the Parties covenant and agree with each other as follows:

1.            DEFINITIONS

              In this Agreement (including the recitals hereto, this clause and each schedule) the words and phrases set forth below shall have the meanings ascribed thereto below, namely:

a.     "Act" means the Income Tax Act (Canada);

b.     "Adjusted Purchase Price" has the meaning ascribed thereto in subclause
       3.b;

c. "Adjustment Time" means 00:01 a.m. (Calgary time) on the 1st day of January, 1996;

d.     "Affected Assets" has the meaning ascribed thereto in subclause 11.c.(i);

e. "Affiliate" of a party means a corporation or partnership that controls the party, is controlled by the party or is controlled by the same person, corporation or partnership that controls the party, for which purpose a corporation shall be deemed to be controlled by those persons, corporations or partnerships who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns the shares of the corporation) to elect the majority of its board of directors and a partnership shall be deemed to be controlled by those persons, corporations or partnerships that are able to determine policies or material decisions of that partnership, provided that a partnership which is composed solely of corporations which are Affiliates as described above shall be deemed to be an Affiliate of each such corporation or its other Affiliates;

f. "Agreement" means this agreement including the recitals hereto, this clause and each schedule;

g.     "Allocated Value" has the meaning given in clause 11.c;

h. "Assets" means, collectively, the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

i. "Base Rate" means for any day the rate of interest expressed as a rate per annum which Citibank announces publicly in New York City, New York from time to time as being its prime commercial lending rate on Dollar denominated commercial loans in the U.S. and which it refers to as its "base rate";

j. "Business Day" means any day exclusive of Saturdays, Sundays or statutory holidays observed by the post office in New York City, New York;

k. "Caribbean Capital" means Caribbean Capital (Barbados) Limited, a wholly owned subsidiary of the Corporation;

l.     "Claim for Tax" means:

       (i) any claim, disallowance, adjustment, assessment, demand, letter, notice or other document issued or action taken by or on behalf of any taxing authority which claims payment (or increased payment) of Tax; or

       (ii) any liability for Tax which is reflected on a Tax return filed with a taxing authority;

m. "Closing" means the delivery of the Shares, duly endorsed for transfer and the payment of the Adjusted Purchase Price as set forth in clauses 4 and 5 on the Closing Date;

n. "Closing Date" means 10:00 a.m. (New York City, New York time) April 29, 1996, unless such date is amended by agreement in writing by the Parties hereto;

o.     "Code" has the meaning ascribed thereto in subclause 13.b.(v);

p. "Confidential Memorandum" means a Confidential Information Memorandum dated December, 1995 respecting the Corporation, the Subsidiary and the Finance Subsidiaries prepared by the Vendor, Goldman, Sachs & Co. and ScotiaMcLeod Inc.;

q. "Confidentiality Agreement" means a letter agreement dated December 21, 1995 among the Vendor, the Corporation and the Purchaser;

r. "Corporation" means Amerada Hess Canada Ltd., a body corporate organized under the laws of Canada;

s. "Credit Facility" means the Revolving Term Credit Facility dated September, 1990 among the Corporation, Royal Bank of Canada, as agent and the other lenders named therein;

t.     "Cured Asset" has the meaning ascribed thereto in subclause 11.d;

u. "Data Room" means the rooms set up by the Vendor, the Corporation and the Subsidiary containing books, accounts, records, Tax returns, filings, minute books, maps, documents, files, materials and information relating to the Corporation, the Subsidiary and the Finance Subsidiaries for the purposes of the sale by the Vendor of the Shares;

v.     "Deposit" has the meaning ascribed thereto in subclause 4.a;

w.     "Dollar" or "$" means a United States dollar;

x. "Environmental Evaluator" has the meaning ascribed thereto in subclause 12.d.(ii);

y. "Environmental Defects" means any environmental concern which would not be acceptable to a sophisticated prudent purchaser of the Shares and which would be a material violation, of any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the Assets or any permits, licenses and other authorizations which are required under federal, provincial and local laws with respect to pollution or protection of the environment relating to the Assets;

z. "Environmental Report" means the report prepared by Golder Associates Ltd. dated December, 1995 entitled "Report on Environmental Management System Review" submitted to the Corporation;

aa. "Environmental Review" means the environmental review that may be conducted by the Purchaser pursuant to the terms and conditions of clause 12;

ab. "Escrow Agreement" means an agreement dated the Execution Date and executed among the Purchaser, the Vendor and the Vendor's solicitors in the form of Schedule "1.ab";

ac.    "Excess Heavy Oil Proceeds" has the meaning ascribed thereto in subclause
       8.c;

ad.    "Excess Tar Sands Proceeds" has the meaning ascribed thereto in subclause
       8.d;

ae.    "Execution Date" means the date first above written;

af.    "Finance Subsidiaries" means Caribbean Capital, Mincap and Mineral
       Finance;

ag. "Financial Statements" means the audited consolidated financial statements of the Corporation, the Subsidiary and the Finance Subsidiaries for the year ended December 31, 1995 consisting of a balance sheet, statement of income and retained earnings and statement of cash flow, together with notes attached thereto, which are attached hereto as Schedule "1.ag";

ah.    "Forms" has the meaning ascribed thereto in subclause 13.b.(v);

ai. "Heavy Oil Assets" means the interests set forth in Schedule "1.ai" in and to and in respect of the Leases and the Lands to the extent included under the area heading "Cold Lake" and "Primrose" and all Tangibles and Miscellaneous Interests which directly relate thereto;

aj.    "Heavy Oil Buyer" has the meaning ascribed thereto in subclause 8.a;

ak. "Heavy Oil Option Agreement" means an agreement between the Vendor and the Corporation in the form of Schedule "1.ak";

al.    "Heavy Oil Proceeds" has the meaning ascribed thereto in subclause 8.c;

am.    "Heavy Oil Tax Adjustment" has the meaning ascribed thereto in subclause
       8.e;

an.    "Intercompany Payment" has the meaning ascribed thereto in subclause 7.a;

ao. "Intercompany Receivable" means the loan from Mineral Finance to Amerada Hess Limited;

ap. "Lands" means the interests in the lands set forth and described in Schedule "1.ap";

aq. "Leases" means the leases, licenses, permits and other documents of title (or any replacement thereof, renewals thereof or leases derived therefrom), by virtue of which the holder is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under all or any part of the Lands or lands pooled or unitized therewith;

ar. "Major Facilities" means all right, title, interest and estate of the Corporation and the Subsidiary in the facilities described in Schedule "1.ar";

as.    "Mincap" means Mincap N.V., a wholly owned subsidiary of the Corporation;

at. "Mineral Finance" means Mineral Finance Corporation B.V., a wholly owned subsidiary of Mincap;

au. "Miscellaneous Interests" means all right, title, interest and estate of the Corporation and the Subsidiary in and to all property, assets and rights, other than the Petroleum and Natural Gas Rights or the Tangibles, to the extent pertaining to the Petroleum and Natural Gas Rights, the Lands or lands pooled or unitized therewith or the Tangibles and to which the Corporation or the Subsidiary is entitled at the Adjustment Time including, without limitation:

       (i) all contracts, agreements, books, records and documents to the extent that they relate to the Petroleum and Natural Gas Rights or the Tangibles, including, without limitation, the Title and Operating Documents and any rights of the Corporation and the Subsidiary in relation thereto;

       (ii)   all Surface Interests;

       (iii)  all Technical Information;

       (iv) all licenses, authorizations, permits, crossing privileges or other rights pursuant to which the Wells or the Tangibles are accessed, maintained or operated; and

       (v) all Petroleum Substances in the course of production from the Lands but not at the Adjustment Time beyond the point of delivery to a buyer;

av.    "Net Tax Refund Amount" has the meaning ascribed thereto in subclause
       3.d;

aw.    "Newco" has the meaning ascribed thereto in subclause 18.f.(i);

ax.    "Notice Letter" means the notice letter referred to in subclause
       13.b.(v);

ay.    "Party" means a party to this Agreement;

az. "Pemada Shares" means 45 preferred shares in the capital of Pemada Pipe Line Limited;

ba.    "Permitted Encumbrances" means any of the following:

       (i) easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

       (ii) the right reserved to or vested in any government or other public authority by the terms of any or by any statutory provision, to terminate the Title and Operating Documents or to require annual or other periodic payments as a condition of the continuance thereof;

       (iii) the right reserved to or vested in any government or public authority to levy taxes on Petroleum Substances or the income or revenue attributable thereto and governmental requirements as to production rates on the operations of any property;

       (iv) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner;

       (v)    the terms and conditions of the Title and Operating Documents;

       (vi) undetermined or inchoate liens incurred or created in the ordinary course of business as security in favour of the person conducting the operation of the Assets to which such liens relate for the Corporation's or the Subsidiary's proportionate share of the costs and expenses of such operations which are not due or delinquent or are being contested in good faith;

       (vii) the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Lands or interest therein and statutory exceptions to title;

       (viii) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations;

       (ix) liens granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations conducted with respect to the Assets;

       (x) the burdens, encumbrances, royalties, adverse claims, reduction in, conversion or alterations of interests and penalties set forth in Schedule "1.ap";

       (xi) the burdens, encumbrances, royalties, adverse claims, reduction in, conversion or alterations of interests, penalties, comments and qualifications set forth in the Burnet, Duckworth & Palmer opinion dated January 31, 1996 regarding title to the Reviewed Assets;

       (xii) all Uncured Title Defects which have been waived pursuant to subclause 11.b;

       (xiii) all Uncured Title Defects which at Closing are the subject of an indemnity given pursuant to subclause 11.e;

       (xiv) all Title Defects where the cumulative amount by which the value of the Affected Assets has been reduced is less than 2.5% of the Purchase Price;

       (xv) all Title Defects where the cumulative amount by which the value of the Affected Assets has been reduced is equal to or greater than 2.5% of the Purchase Price and the Purchase Price has been adjusted pursuant to subclause 11.b.(ii)C or otherwise in respect to the same; and

       (xvi) any circumstance, matter or thing disclosed in any Schedule hereto;

bb.    "Permitted Environmental Defects" means any of the following:

       (i) the Environmental Defects disclosed in the facilities audits or Environmental Report included in the Data Room;

       (ii) all Uncured Environmental Defects where the cumulative amount of the estimated costs to cure the Uncured Environmental Defects is less than 2.5% of the Purchase Price;

       (iii) all Environmental Defects which have been waived pursuant to subclause 12.c;

       (iv) all Uncured Environmental Defects which at Closing are the subject of an indemnity given pursuant to subclause 12.e;

       (v) all Environmental Defects where the cumulative amount of the costs to cure the Uncured Environmental Defects is equal to or greater than 2.5% of the Purchase Price and the Purchase Price has been adjusted pursuant to subclause 12.c.(ii)C or otherwise in respect to the same;

       (vi)   all Environmental Defects respecting the costs of:

              A.     the abandonment of any Wells which are part of the Assets;

              B. closure, decommissioning and dismantling the Major Facilities and other Tangibles;

              C.     reclamation and restoration of all Sites;

              D. the remediation of ground water, surface water or aquifer contamination, soil contamination, corrosion or deterioration of structures, equipment and fences, or improper management or disposal of toxic or hazardous substance emissions;

              which arise in the ordinary course of operations or which arise on or about the end of the economic life of the particular Asset; and

       (vii) any circumstance, matter or thing disclosed in any Schedule hereto;

bc. "Petroleum and Natural Gas Rights" means the interests set forth in Schedule "1.ap" in and to and in respect of the Leases and the Lands;

bd. "Petroleum Substances" means petroleum, natural gas and all related hydrocarbons including, without limitation, all liquid hydrocarbons and all other mineral substances, whether liquid, solid or gaseous and whether hydrocarbons or not (except coal but including sulphur and hydrogen sulphide), produced in association with such petroleum, natural gas or related hydrocarbons or found in any water;

be. "Production Sales Agreements" means the contracts set forth in Schedule "1.be", as amended;

bf.    "Proposal" has the meaning ascribed thereto in subclause 18.c;

bg.    "Purchase Price" has the meaning ascribed thereto in subclause 3.a;

bh.    "Purchaser" means Petro-Canada;

bi.    "Retention Period" has the meaning ascribed thereto in subclause 22.c;

bj. "Reviewed Assets" means the Petroleum and Natural Gas Rights which are set forth in Schedule "1.bj" hereto;

bk. "Right of First Refusal" means any preemptive right of purchase or similar right whereby any person, other than the Purchaser, has the right to acquire or purchase all or a portion of the Assets or the Shares as a consequence of the Vendor having agreed to sell the Shares to the Purchaser in accordance herewith;

bl.    "Section 338 Election" has the meaning ascribed thereto in subclause
       13.b.(v);

bm. "Shares" means all of the issued and outstanding shares of the Corporation;

bn.    "Sites" means all lands subject to the Surface Interests;

bo. "Subsidiary" means Amerada Hess Resources Canada Ltd. (formerly 676071 Alberta Ltd.);

bp. "Surface Interests" means all right, title, interest and estate of the Corporation and the Subsidiary to enter upon, use, occupy and enjoy the surface of the Lands, any lands with which the same have been pooled or unitized and any lands upon which the Tangibles are located, for purposes related to the use, ownership and operation of the Petroleum and Natural Gas Rights or the Tangibles, whether the same are held in fee simple, by lease, by right-of-way, or otherwise;

bq.    "Survival Period" means in respect to:

       (i) the representations and warranties in subclauses 16.a through 16.at (excepting subclauses 16.q.(ii) and 16.al), a period of one year from the Closing Date;

       (ii) the representations and warranties in subclauses 16.q.(ii), 16.al, 16.au and 17.j through 17.n, a period of four years from the Closing Date;

       (iii) the representations and warranties in subclauses 17.a through 17.i, a period of one year from the Closing Date; and

       (iv) the indemnities in subclauses 11.e and 12.e, a period of three years from the Closing Date;

br. "Take or Pay Obligations" means, as of a particular time, all obligations (including, without limitation, the future obligations of the Corporation and the Subsidiary under "take or pay" or similar provisions) in respect of contracts for the sale of Petroleum Substances allocable to the Petroleum and Natural Gas Rights of the Corporation and the Subsidiary at such time arising under, in respect of or related to such contracts whereby the Corporation or the Subsidiary is obligated to:

       (i) sell or deliver Petroleum Substances allocable to any of the Petroleum and Natural Gas Rights without in due course receiving or being entitled to retain full payment therefor at the full price which would otherwise be applicable thereunder; or

       (ii) pay any person an amount on account of payments previously made in respect of quantities of Petroleum Substances allocable to the Petroleum and Natural Gas Rights which were not previously delivered;

bs.    "Tangibles" means collectively:

       (i) all right, title, interest and estate of the Corporation and the Subsidiary in the Major Facilities;

       (ii) the right, title, interest and estate of the Corporation and the Subsidiary in and to all tangible depreciable property and assets that are situated in, on or about the Lands or lands pooled or unitized therewith, appurtenant thereto or used or useful in connection with the exploration for, drilling for, development, production, gathering, processing, transmission, compression or treatment operations relating to the Petroleum and Natural Gas Rights including, without limitation, equipment and, casing relating to the Wells and pipelines, flowlines, gathering systems, production tubing, batteries, plants and other equipment and all permits, licenses and other authorizations in respect thereof;

bt. "Tar Sands Assets" means the interests set forth in Schedule "1.bt" in and to and in respect of the Leases and the Lands to the extent included under the area heading "Athabasca" and "McLelland McKay" and all Tangibles and Miscellaneous Interests which directly relate thereto;

bu.    "Tar Sands Buyer" has the meaning ascribed thereto in subclause 8.a;

bv. "Tar Sands Option Agreement" means an agreement between the Vendor and the Corporation in the form of Schedule "1.bv";

bw.    "Tar Sands Proceeds" has the meaning ascribed thereto in subclause 8.d;

bx.    "Tar Sands Tax Adjustment" has the meaning ascribed thereto in subclause
       8.f;

by. "Tax" or "Taxes" means all federal, provincial, state, municipal and other taxes of any taxing jurisdiction including the United States of America and Canada (including, without limitation, income taxes, sales taxes, excise taxes, petroleum and gas revenue taxes, value added taxes, goods and services taxes, capital taxes, property taxes, and production, severance and similar taxes and assessments based upon or measured by ownership or production of Petroleum Substances or the receipt of proceeds therefrom) and includes penalties, interest and fines with respect thereto;

bz. "Technical Information" means all production, engineering and other information relating to the Petroleum and Natural Gas Rights, the Lands and the Tangibles which the Corporation or the Subsidiary either has in its custody or to which the Corporation or the Subsidiary has access including without limitation any seismic, geological interpretations, geological and geophysical data, contracts, agreements or documents to the extent they provide for the technology of the Corporation or the Subsidiary and any archive samples, including core and liquid samples and cuttings;

ca. "Title and Operating Documents" means in respect of any of the Petroleum and Natural Gas Rights, the Tangibles or the Surface Interests, all documents of title (including, without limitation, the Leases, permits, operating agreements, unit agreements, pooling agreements, trust declarations, gas and liquid sales agreements, agreements for the construction, ownership and operation of the Tangibles, gathering, transportation and processing agreements) by virtue of which such Petroleum and Natural Gas Rights, Tangibles and Surface Interests are held or were acquired by the Corporation or the Subsidiary;

cb. "Title Defect" means a material defect which would not be acceptable to a sophisticated prudent purchaser of the Shares in the title of the Corporation or the Subsidiary in and to any of the Assets;

cc.    "Title Evaluator" has the meaning given in subclause 11.c.(ii);

cd.    "Uncured Environmental Defect" has the meaning given in subclause 12.c;

ce.    "Uncured Title Defects" has the meaning given in subclause 11.b;

cf.    "Vendor" means Amerada Hess Corporation; and

cg.    "Vendor Confidential Information" has the meaning given in subclause
       22.a;

ch. "Wells" means all producing, suspended, shut-in, abandoned, water source disposal or injection wells located on the Lands or any lands pooled or unitized therewith, which wells include, but are not limited to, those wells listed in Schedule "1.ch" hereto.

2.            INTERPRETATION

a. The headings of the clauses of this Agreement and of the schedules are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

b. Whenever the singular or masculine or neuter is used in this Agreement or in the schedules, each shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

c. If there is any conflict or inconsistency between the provisions of this Agreement and those of a schedule attached hereto, the provisions of this Agreement shall prevail.

d. All documents executed and delivered pursuant to the provisions of this Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict.

e. Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force at the date hereof.

f. Where in this Agreement or any document delivered pursuant hereto a representation or warranty is made on the basis of knowledge of a Party, the Corporation or the Subsidiary, such knowledge consists only of the actual knowledge of those senior officers of such Party, the Corporation or the Subsidiary, as the case may be, who are responsible for the supervision of the subject matter of such representation or warranty (without making any enquiry), and does not include knowledge and awareness of any other person or persons.

g. The following schedules are attached to, form part of and are incorporated in the Agreement:

       1.ab        Escrow Agreement
       1.ag        Financial Statements
       1.ai        Heavy Oil
       1.ak        Heavy Oil Option Agreement
       1.ap        Petroleum and Natural Gas Rights
       1.ar        Major Facilities
       1.be        Production Sales Agreements
       1.bj        Reviewed Assets
       1.bt        Tar Sands
       1.bv        Tar Sands Option Agreement

       1.ch        Wells
       11.c        Allocated Values
       13.b.(v)    I.R.S. Tax Forms
       14.a.(v)    Legal Opinion of Vendor's Solicitor
       15.a.(ix)   Legal Opinion of Purchaser's Solicitor
       16.f        Gas Balancing
       16.i        Notices
       16.l        Legal Proceedings
       16.r        Authorities for Expenditures
       16.al       Tax Matters
       16.an.(i)   Certain Employee Matters
       16.an.(iii) Pension and Retirement Plans
       16.ar       Bank Account
       17.h        Approvals and Rulings
       18.d.(vi)   Insurance

3.            PURCHASE AND SALE

a. The Purchaser hereby agrees to purchase the Shares from the Vendor and the Vendor hereby agrees to sell and convey the Shares to the Purchaser on the Closing Date at and for a purchase price of five hundred and thirty six million, five hundred and thirteen thousand, seven hundred and sixty Dollars ($536,513,760) (the "Purchase Price").

b. The Purchase Price shall be increased or decreased, as the case may be, in accordance with the provisions of subclauses 3.c and 3.d and clause 6 (the "Adjusted Purchase Price").

c. The Purchaser hereby agrees to pay to the Vendor, in addition to the Purchase Price, an incremental aggregate amount, calculated on a daily basis from and including the Adjustment Time to and including the Closing Date, equal to the result obtained by:

       (i) multiplying a rate of interest equal to one percent per annum plus the Base Rate in effect from time to time in New York City, New York during such period by the Purchase Price;

       (ii) multiplying the result in (i) by the number of days in such period; and

       (iii)  dividing the result in (ii) above by 365.

d. The Purchaser hereby agrees to pay to the Vendor, as an increase in the Purchase Price, the full amount by which, on a cumulative basis, any and all refunds or overpayments of federal, provincial, state, municipal or other corporate income taxes received or utilized by the Corporation, the Subsidiary or the Finance Subsidiaries, which refunds or overpayments were claimed by the Corporation, the Subsidiary or the Finance Subsidiaries after the Closing with respect to any period ending on or prior to the Adjustment Time, exceed the sum of (i) any and all Claims for Tax for any such corporate income taxes paid by the Corporation, the Subsidiary or the Finance Subsidiaries, which Claims for Tax were asserted against the Corporation, the Subsidiary or the Finance Subsidiaries after the Closing with respect to any period ending on or prior to the Adjustment Time, plus (ii) three million Dollars ($3,000,000). This amount is hereinafter referred to as the "Net Tax Refund Amount". The Net Tax Refund Amount shall be determined and paid by the Purchaser within 30 days of the end of the first calendar year in which that amount is a positive number. Within 30 days of the end of each calendar year thereafter, the Purchaser shall pay to the Vendor, as a further increase in the Purchase Price, the full amount by which the Net Tax Refund Amount for that year exceeds the Net Tax Refund Amount for the prior calendar year; and the Vendor shall pay to the Purchaser, as a reduction in the Purchase Price, the full amount by which, the Net Tax Refund Amount for that year is less than the Net Tax Refund Amount for the prior calendar year. For greater certainty, the Net Tax Refund Amount shall not be less than zero.

4.            PAYMENTS

              The Adjusted Purchase Price shall be payable by the Purchaser as follows:

a. ten percent of the Purchase Price as a good faith deposit (the "Deposit") which has been paid to the Vendor's solicitors, in trust pursuant to Escrow Agreement. The Vendor's solicitor's shall purchase an interest bearing certificate in the amount of the deposit at one of the five largest Canadian chartered banks or the Treasury Branch maturing on or before the Closing Date. If the purchase and sale contemplated herein does not close as a result of a breach by the Purchaser of an obligation hereunder, then, in such case, (i) the Deposit and interest thereon shall be forfeited to the Vendor as a genuine pre-estimate of liquidated damages and not as a penalty; (ii) each Party shall be released from all obligations hereunder; (iii) each Party shall take all reasonable action to return the other Party to the position relative to the Assets and the Shares which such Party occupied prior to the execution hereof; and (iv) each Party will each bear all costs incurred by it prior thereto. If the purchase and sale contemplated herein does not close for any reason other than the failure of the Purchaser to meet its obligations hereunder, the Deposit and interest thereon shall be forthwith delivered by the Vendor's solicitors and the Vendor to the Purchaser. If the purchase and sale contemplated herein is closed, then the Deposit and interest earned thereon shall be paid to the Vendor at Closing as partial payment of the Adjusted Purchase Price. If the Vendor's solicitors become aware that there is a dispute as to entitlement to all or part of the Deposit and/or the interest earned thereon, it shall be entitled to interplead the matter and pay the Deposit and/or interest thereon, as the case may be, to the Clerk of the Court in which the matter is so interpleaded; and

b. in the event that the Vendor exercises its option pursuant to subclause 8.a, the balance of the Adjusted Purchase Price determinable at that time shall be paid by wire transfer delivered to Vendor at Closing in accordance with the terms hereof;

c. in the event that the Vendor does not exercise its option pursuant to subclause 8.a:

       (i) the Excess Heavy Oil Proceeds and/or the Excess Tar Sands Proceeds shall forthwith be paid by wire transfer delivered to the Vendor in accordance with the terms hereof upon receipt thereof by the Corporation or its successors and assigns; and

       (ii) the balance of the Adjusted Purchase Price determinable at that time shall be paid by wire transfer delivered to Vendor at Closing in accordance with the terms hereof; and

d. the balance of the Adjusted Purchase Price determined at a time after Closing shall be paid promptly, after such determination, by wire transfer delivered to the Vendor in accordance with the terms hereof.

5.                      WITHHOLDING TAX

a. The Vendor and the Purchaser acknowledge that pursuant to section 116 of the Act:

       (i) the Purchaser must withhold and remit to the Receiver General (Canada) one third of the amount, if any, by which the Adjusted Purchase Price (expressed in Canadian dollars on the date of payment to the Vendor or the Vendor's solicitors) exceeds the certificate limit (herein the "Certificate") for the purposes of section 116 of the Act obtained by the Vendor in respect of the sale of the Shares by the Vendor; and

       (ii) the Purchaser must withhold one third of the portion of the Adjusted Purchase Price expressed in Canadian dollars at the date of payment and remit the same to the Receiver General (Canada) on the 30th day of the month following the month in which the Closing occurs if no Certificate is obtained by the Vendor prior to the date when remittance to the Receiver General (Canada) is to be made in accordance with the Purchaser's obligations under 116(5) of the Act.

b. The Purchaser shall, if a Certificate with a limit of at least the sum of the portion of the Adjusted Purchase Price previously paid and the portion of the Adjusted Purchase Price then being paid (expressed in Canadian dollars on the date of payment to the Vendor or the Vendor's solicitors) has not been provided to the Purchaser on or prior to the date of payment, withhold from such portion of the Adjusted Purchase Price then being paid one third of the amount by which such portion of the Adjusted Purchase Price then being paid (expressed in Canadian dollars on the date of payment to the Vendor or the Vendor's solicitors) exceeds the Certificate limit or one third of the portion of the Adjusted Purchase Price then being paid expressed in Canadian dollars if the Vendor does not obtain a Certificate and shall deposit such amount in trust with the Vendor's solicitors pursuant to the Escrow Agreement, who will remit:

       (i) to the Receiver General (Canada) during the period within which remittance is required by the Purchaser under the Act if the Certificate has not been received by the Vendor's solicitors and the Purchaser prior to remittance to the Receiver General (Canada) in accordance herewith, an amount equal to the Purchaser's obligations under subsection 116(5) of the Act;

       (ii) to the Vendor upon delivery by the Vendor to the Vendor's solicitors and the Purchaser of a Certificate for the Adjusted Purchase Price (expressed in Canadian dollars on the date of payment to the Vendor or the Vendor's solicitor), the amount withheld; or

       (iii) in the event that the Certificate is for an amount less than the Adjusted Purchase Price (expressed in Canadian dollars on the date of payment to the Vendor or the Vendor's solicitors):

              A. such amount as will satisfy the Purchaser's obligation under subsection 116(5) of the Act will be remitted to the Receiver General (Canada); and

              B.     the balance will be paid to the Vendor.

       As the matters contemplated in this clause 5.b are completed, the Vendor shall cause the Vendor's solicitors to provide the Vendor and the Purchaser with proof that the amount in clause 5.b has been remitted to the Receiver General (Canada) and to account to the Vendor and the Purchaser in respect of such matters.

c. Interest earned on any amount withheld by the Purchaser and deposited in trust with the Vendor's solicitors pursuant to clause 5.b will be paid by the Vendor's solicitors as follows:

       (i) as to 10% (or any greater or lesser percentage that may be required at the applicable time pursuant to the Act or a tax treaty) to the Receiver General (Canada); and

       (ii) as to the balance remaining after remittance of the amount in clause 5.c.(i) to the Vendor.

       The Vendor will, by the end of the month following the month in which Closing occurs, cause the Vendor's solicitors to provide the Vendor and the Purchaser with proof that the amount in clause 5.c.(i) has been remitted to the Receiver General (Canada).

d. The Vendor hereby covenants that it will provide the Vendor's solicitors with such funds as are required to permit the Vendor's solicitors to comply with their obligations as described under subclauses 5.b and 5.c hereof, the Escrow Agreement and the Purchaser's obligations under subsection 116(5) of the Act within the time stipulated therein.

6.            ADJUSTMENTS

a.     (i)    The Purchase Price shall be increased by an amount equal to
              $29,524,000, representing the current assets (including cash and cash equivalents, accounts receivable and other current assets) of the Corporation, the Subsidiary and the Finance Subsidiaries as of the Adjustment Time as set forth in the Financial Statements.

       (ii) The Purchase Price shall be increased by an amount equal to the aggregate of $10,200,000 and the amount of all accrued but unpaid dividends on the Pemada Shares as at the Adjustment Time.

       (iii) The Purchase Price shall be increased by an amount equal to $5,908,000, representing the difference between the Intercompany Receivable as at the Adjustment Time and the principal amount owing in respect of the Credit Facility as at the Adjustment Time.

       (iv) The Purchase Price shall be increased in an amount equal to the Excess Heavy Oil Proceeds and Excess Tar Sands Proceeds, if any, determined in accordance with the provisions of subclauses 8.c. and 8.d.

       (v) The Purchase Price shall be decreased by $15,955,000, representing an amount equal to the current liabilities (including accounts payable and accrued liabilities and taxes payable) of the Corporation, the Subsidiary and the Finance Subsidiaries as of the Adjustment Time as set forth in the Financial Statements, but excluding deferred hedging gains and the current portion of long term debt.

       (vi) Subject to subclauses 15.a.(ii) and 15.a.(iii), the Purchase Price shall be decreased by an amount equal to all dividends declared (whether paid or not) and other distributions made by the Corporation to the Vendor subsequent to the Adjustment Time (other than corporate management fees paid in the ordinary course of business in accordance with past practices or as disclosed in the Financial Statements) and prior to Closing.

       (vii) The Purchase Price shall be increased by an amount equal to the dividends referred to in subclause 6.a.(vi) in respect of which payment is waived by the Vendor subsequent to the Closing and on or before the thirtieth (30th) day of the month following the month in which Closing occurs. Upon delivery of any such waiver the Vendor shall cease to be entitled to any such payment of the applicable dividend and shall at the request of the Purchaser deliver to the Corporation an unconditional release in respect thereof.

       (viii) The Purchase Price shall be decreased in accordance with the provisions of subclauses 11.b.(ii)C and 12.c.(ii)C.

7.            INTERCOMPANY RECEIVABLE, CREDIT FACILITY AND DIVIDENDS

a. After the Adjustment Time and prior to the Execution Date, the Intercompany Receivable has been fully repaid and retired and the Finance Subsidiaries have declared and paid dividends and made other distributions to the Corporation (including without limitation, distributions as return of capital) in an aggregate amount equal to the Intercompany Receivable, less $485,478.27 representing such amounts of retained earnings and stated capital of the Finance Subsidiaries as shall be sufficient to pay all Taxes and certain other expenses payable by the Finance Subsidiaries in respect to the declaration and payment of such dividends and the making of such distributions (such remaining amount of the Intercompany Receivable paid to the Corporation being referred to as the "Intercompany Payment").

b. After the Adjustment Time and prior to the Execution Date, the Corporation has paid all principal then owing in respect of the Credit Facility out of the Intercompany Payment.

c. On or before the Closing, the Vendor may cause the Corporation to declare dividends and to agree to make distributions provided that such dividends and other distributions shall in no event exceed the retained earnings of the Corporation as of the date of payment of such dividends or distributions.

d. In the event the Vendor causes the Corporation to declare dividends and to agree to make distributions pursuant to subclause 7.c:

       (i) before Closing, the Purchaser shall wire transfer to the Corporation in accordance with the terms of subclause 15.a.(ii) funds in an amount equal to any cash deficiency in the Corporation not exceeding the amount required to pay such dividends or make such distributions; and

       (ii) the Purchaser shall cause the Corporation to pay all dividends which are declared (but not paid prior to Closing) in accordance with the terms of the resolution declaring such dividends, unless payment is waived in writing by the Vendor.

e. For a period after the Closing through the thirtieth (30th) day of the month following the month in which Closing occurs the Purchaser shall cause the Corporation not to take any action which would cause the Corporation to be prohibited under applicable laws from paying any unpaid dividends referred to in subclause 7.c.

f. Notwithstanding any other provision of this Agreement or any document delivered pursuant hereto, the Vendor will hold harmless and indemnify the Purchaser with respect to any liabilities relating to Taxes paid by the Corporation or its successor, on their own account or on behalf of the Vendor, in connection with any dividends paid by the Corporation or its successor to the Vendor after Closing or in connection with the Tar Sands Option Agreement or the Heavy Oil Option Agreement (except to the extent taken into account in subclauses 8.e or 8.f.

8.            HEAVY OIL ASSETS AND TAR SANDS ASSETS

a. Prior to the Closing, the Vendor may at its sole option cause the Corporation to transfer, assign and convey the Heavy Oil Assets and/or the Tar Sands Assets to any person other than the Purchaser but including the Vendor or its nominee (the "Heavy Oil Buyer" and the "Tar Sands Buyer", respectively), provided that the Corporation does not and will not make any election pursuant to the Act or any similar provincial legislation in connection with such transfer, assignment or conveyance.

b. For the period after Closing through the thirtieth (30th) day of the month following the month in which Closing occurs, upon written request of the Vendor, the Purchaser shall cause the Corporation to transfer, assign and convey the Heavy Oil Assets and/or the Tar Sands Assets to any Heavy Oil Buyer and/or Tar Sands Buyer, provided that the Corporation does not and will not make any election pursuant to the Act or any similar provincial legislation in connection with such transfer, assignment or conveyance.

c. In the event the Corporation or its successors or assigns on or before the thirtieth (30th) day of the month following the month in which Closing occurs transfers, assigns and conveys the Heavy Oil Assets to a Heavy Oil Buyer, the Purchase Price shall be increased in the amount of the Excess Heavy Oil Proceeds. The "Excess Heavy Oil Proceeds" means:

       (i)    the Heavy Oil Proceeds; minus

       (ii)   the Heavy Oil Tax Adjustment as determined in subclause 8.e.

       The "Heavy Oil Proceeds" means the proceeds received from the Heavy Oil Buyer by the Corporation or its successors or assigns from the grant of any option, forfeiture of any deposit or sale of the Heavy Oil Assets.

d. In the event the Corporation or its successors or assigns on or before the thirtieth (30th) day of the month following the month in which Closing occurs transfers, assigns and conveys the Tar Sands Assets to a Tar Sands Buyer, the Purchase Price shall be increased in the amount of the Excess Tar Sands Proceeds. "Excess Tar Sands Proceeds" means:

       (i)    the Tar Sands Proceeds; minus

       (ii)   the Tar Sands Tax Adjustment as determined in subclause 8.f.

       The "Tar Sands Proceeds" means the proceeds received from the Tar Sands Buyer by the Corporation or its successors or assigns from the grant of any option, forfeiture of any deposit or the sale of the Tar Sands Assets.

e.     The "Heavy Oil Tax Adjustment" means the sum of:

       (i) the product obtained by multiplying the Heavy Oil Proceeds (up to a maximum equal to the lesser of:

              A. the amount of the Cumulative Canadian Oil and Gas Property Expenses of the Corporation available at the Closing (determined as if the Heavy Oil Assets were sold on the date which was immediately before the Closing whether the sale of the Heavy Oil Assets occurs before or after the Closing), and

              B. the portion of the Heavy Oil Proceeds that reduce such Cumulative Canadian Oil and Gas Property Expenses)

              by 0.215;

       (ii) the product obtained by multiplying the Heavy Oil Proceeds up to a maximum equal to the lesser of:

              A. the amount of the Cumulative Canadian Development Expenses of the Corporation available at the Closing (determined as if the Heavy Oil Assets were sold on the date which was immediately before the Closing whether the sale of the said Heavy Oil Assets occurs before or after the Closing), and

              B. the portion of the Heavy Oil Proceeds that reduce, directly or indirectly, such Cumulative Canadian Development Expenses by 0.323; and

       (iii) the product obtained by multiplying any remaining balance of the Heavy Oil Proceeds by 0.43.

f.     The "Tar Sands Tax Adjustment" means the sum of:

       (i) the product obtained by multiplying the Tar Sands Proceeds (up to a maximum equal to the lesser of:

              A. the amount of the Cumulative Canadian Development Expenses of the Corporation available at the Closing (determined as if the Tar Sands Assets were sold on the date which is immediately before the Closing whether the sale of the Tar Sands Assets occurs before or after the Closing) (after taking into account the proceeds of any sale of the Heavy Oil Assets whether the sale of the said Heavy Oil Assets occurs before or after the Closing), and

              B. the portion of the Tar Sands Proceeds that reduce such Cumulative Canadian Development Expenses by 0.323; and

       (ii) the product obtained by multiplying any remaining balance of the Tar Sands Proceeds by 0.43.

g. The Purchaser acknowledges that the Corporation may grant to the Vendor an assignable option to acquire the Heavy Oil Assets, in the form of the Heavy Oil Option Agreement. The Purchaser after Closing shall cause the Corporation to perform and fulfil its obligations under such Heavy Oil Option Agreement.

h. The Purchaser acknowledges that the Corporation may grant to the Vendor an assignable option to acquire the Tar Sands Assets, in the form of the Tar Sands Option Agreement. The Purchaser after Closing shall cause the Corporation to perform and fulfil its obligations under such Tar Sands Option Agreement.

i. The terms and conditions of the sale of the purchase and sale agreements related to the Heavy Oil Assets and/or the Tar Sands Assets shall be substantially the same in all material respects as the terms and conditions contained in the respective Agreement(s) of Purchase and Sale of the Heavy Oil Assets and the Tar Sands Assets attached to the Heavy Oil Option Agreement or Tar Sands Option Agreement except for such modifications as the Purchaser may consent to, such consent not to be unreasonably withheld or delayed.

j. During the period from Closing through the thirtieth (30th) day following the month in which Closing occurs the Purchaser shall cause the Corporation and its successors and assigns:

       (i) not to grant any royalty, production payment, penalty, lien, charge, security interest or encumbrance against any of the Heavy Oil Assets or the Tar Sands Assets created by, through or under the Corporation or its successors and assigns;

       (ii) not to initiate any operations on the lands forming part of any of the Heavy Oil Assets or the Tar Sands Assets;

       (iii) to pay all costs and expenses relating to the Heavy Oil Assets and the Tar Sands Assets which are subject to adjustments pursuant to the agreements referred to in subclause 8.i;

       (iv) not to farmout, surrender, abandon or otherwise dispose of any of the Heavy Oil Assets or the Tar Sands Assets; and

       (v) not to amend or terminate any agreement or instrument relating to any of the Heavy Oil Assets or Tar Sands Assets or enter into any new agreement or commitment relating to any of the Heavy Oil Assets or the Tar Sands Assets.

9.            CLOSING

              The Closing shall, unless otherwise agreed by the Parties, take place on the Closing Date at the offices of the Vendor in the United States, in New York City, New York.

10.           CORPORATE AND GENERAL MATTERS REGARDING REVIEW

a. The Vendor shall provide reasonable access for the Purchaser and its advisors provided for in subclause 10.b, to the Corporation's records, books, accounts, documents, files, information, materials, minute books, Tax returns, Tax receipts, filings and Technical Information regarding the Corporation, the Subsidiary, the Finance Subsidiaries, the Assets and the Shares for the purpose of the Purchaser's review of the Corporation, the Subsidiary, the Finance Subsidiaries, the Assets and the Shares and title thereto. The access rights granted to the Purchaser herein shall be subject to the Confidentiality Agreement and the terms and conditions prohibiting disclosure of information in existing agreements to which any of the Corporation, the Subsidiary or the Finance Subsidiaries is a party or is bound.

b. The Purchaser may employ advisors to assist in its review of the Corporation, the Subsidiary, the Finance Subsidiaries, the Assets and the Shares and the Purchaser shall be responsible to the Vendor for ensuring that such advisors comply with the restrictions on use and disclosure of information set forth in clause 39 of this Agreement and the Confidentiality Agreement.

11.           TITLE REVIEW

a. Upon execution of this Agreement, the Vendor shall promptly make available or cause to be made available to the Purchaser, all records in its possession and shall cooperate with the Purchaser in securing access for the Purchaser to any records that may be in the possession of third parties for the purpose of allowing the Purchaser to examine and evaluate the title of the Vendor in and to the Assets, excluding the Reviewed Assets. The Purchaser shall give notices of Title Defects (other than Permitted Encumbrances (excepting defects referenced in subclauses 1.ba.(xii), 1.ba.(xiii), 1.ba.(xiv) and 1.ba.(xv)) to the Vendor from time to time during the course of its title review. Such notices shall include a description of each such Title Defect, the value thereof, the Asset affected thereby and the Purchaser's requirements for the curing thereof. Except for such Title Defects identified in notices received on or before 5:00 p.m. New York City, New York time, ten (10) Business Days prior to the Closing Date, the title of the Vendor in and to the Assets shall be deemed to be acceptable for the purposes of this clause 11.

b. If notice of such Title Defects is given, the Vendor shall use reasonable efforts to remedy such Title Defects as soon as possible and in any event on or before the day prior to the Closing Date, provided that the Vendor shall not be required to make any payment to cure a Title Defect. If the Vendor does not remedy such Title Defect (the "Uncured Title Defects") on or before the day prior to the Closing Date, then:

       (i) where the cumulative amount by which the value of the Affected Assets has been reduced is less than 2.5% of the Purchase Price, the Purchaser shall complete the purchase of the Shares without adjustments to the Purchase Price on account of such Title Defects;

       (ii) where the cumulative amount by which the value of the Affected Assets has been reduced is equal to or greater than 2.5% of the Purchase Price, the Purchaser may elect on or before the Closing Date to:

              A. with the agreement of the Vendor, grant a further period of time within which the Vendor may cure or remove the Uncured Title Defects;

              B.     waive the Uncured Title Defects and proceed with Closing;
                     or

              C. not waive the Uncured Title Defects, in which event the Purchase Price shall be reduced by the values determined in accordance with clause 11.c and proceed with Closing; or

       (iii) if the cumulative amount by which the value of the Assets affected by the Uncured Title Defects not waived by the Purchaser is equal to or greater than ten percent of the Purchase Price, then the Vendor or the Purchaser may elect to terminate this Agreement in its entirety.

       Failure by the Purchaser to elect or to elect in a timely manner shall be conclusively deemed to be an election to waive all Uncured Title Defects for the purposes of this clause 11.

c. If it is necessary to allocate value to any particular portion of the Assets for the purposes of clause 11.b then, the Vendor and the Purchaser shall meet and use reasonable efforts to agree on the validity of the Title Defect and the amount of any required adjustment to the Purchase Price utilizing the allocated value for the Assets as set forth on Schedule "11.c" ("Allocated Value"). In determining any required adjustment to the Purchase Price, it is the intent of the parties to include, when possible, only that portion of the Asset adversely affected by the Uncured Title Defect. If the Allocated Value of the affected Asset cannot be determined directly from Schedule "11.c" because the Uncured Title Defect is included within, but does not totally comprise the Asset to which the Allocated Value relates, the Vendor and the Purchaser shall attempt to agree on a proportionate reduction of the Allocated Value. If the Parties cannot mutually agree on the adjustment to the Purchase Price for an Uncured Titled Defect then Closing shall be delayed and within three (3) Business Days of notice being given by one Party to the other:

       (i) each of them shall provide to the other, at the same time, a written statement separately setting forth its proposed reduction in value in respect of each of the affected Assets ("Affected Assets") including how such value was determined; and

       (ii) each Party shall submit the determination of the value of the Affected Assets to DeGolyer and MacNaughton (the "Title Evaluator"), together with written instructions that:

              A. the Title Evaluator to the extent that it may be necessary to engage legal counsel to advise the Title Evaluator on the legal aspects of an Uncured Title Defect;

              B. the Title Evaluator, in accordance with good engineering and evaluation practices, select a value for each of the Affected Assets from and based only upon the written statements and values submitted by the parties to each other and the Title Evaluator. The Title Evaluator must select either the Purchaser's proposed value or the Vendor's proposed value. The Title Evaluator shall not be entitled to propose a compromise settlement; and

              C. such evaluation must be completed within five (5) Business Days from the date of submission.

       The fees and other costs to be paid to the Title Evaluator in respect to the services performed by it shall be borne in equal shares by the Vendor and the Purchaser. Notwithstanding any other provisions in this Agreement concerning the Closing Date, if a value is to be determined by the Title Evaluator and the Title Evaluator's decision has not been received by the Parties on or before 9:00 a.m. New York City, New York time on the Closing Date, then the Closing Date shall be extended automatically to two (2) Business Days after the Title Evaluator's decision has been given to the Parties. If a Party fails to provide a written statement of value to the Title Evaluator together with its written instructions as set out herein, then the Title Evaluator shall select the other Party's determination of value and the transaction shall proceed.

d. Notwithstanding the reduction of the Purchase Price pursuant to clause 11.b, the Purchaser agrees that if the Vendor is able to cure or rectify a Title Defect with respect to any particular portion or portions of the Assets (each a "Cured Asset") within a period of one hundred and eighty
       (180) days after the Closing Date, the Purchaser shall pay to the Vendor, as an increase in the Purchase Price, the amount by which the Purchase Price was reduced in respect of such Cured Asset, within ten days after the Purchaser has been notified of such cure or rectification.

e. Notwithstanding any other provisions of this clause 11, the Vendor shall have the option to execute and deliver to the Purchaser a title indemnity whereby the Vendor shall keep the Purchaser indemnified from and against any and all liability, loss, costs (including legal costs on a solicitor/client basis), suits, judgments, causes of action, claims or damages arising or incurred in connection with uncured Title Defects, to the extent the same relate to acts, omissions or other matters occurring prior to the Adjustment Time. The title indemnity shall be limited to the amount determined in accordance with clause 11.c and no claim for indemnification of the Purchaser shall be made or be enforceable, whether by legal proceedings or otherwise, unless written notice of the claim, setting out reasonable details thereof is given by the Purchaser to the Vendor within the Survival Period. No claim for indemnification of the Purchaser shall be made or be enforceable, whether by legal proceedings or otherwise, if the Purchaser (or after the Closing, the Corporation or the Subsidiary) or any of their employees, officers, directors or agents (i) has brought the existence of the uncured Title Defect which is the subject matter of a title indemnity directly or indirectly to the attention of a third party, or (ii) makes a copy of the title indemnity agreement or its existence known to a third party, and the Vendor has been materially prejudiced thereby. If the Vendor provides such a title indemnity the relevant uncured Title Defects shall be deemed to be cured and removed for all purposes of this Agreement including this clause 11 and clause 16.

12.           ENVIRONMENTAL REVIEW

a. An Environmental Review may be conducted by the Purchaser in respect of the Assets not operated by the Purchaser or an Affiliate thereof. The costs of the Environmental Review shall be paid solely by the Purchaser. The Environmental Review shall be completed not later than ten (10) Business Days prior to the Closing Date and shall be undertaken in a manner that does not unduly interfere with operations. The Vendor shall provide assistance to the Purchaser in gaining access to the Assets not operated by the Purchaser which the Purchaser wishes to review by making a request to the relevant operator in that regard.

b. The Parties shall meet and consult prior to initiation of the Environmental Review and during the course of its conduct. Upon completion of the Environmental Review the Purchaser shall give notice(s) to the Vendor of Environmental Defects other than Permitted Environmental Defects (excepting defects referenced in subclauses 1.bb.(ii), 1.bb.(iii), 1.bb.(iv) and 1.bb.(v). Such notice(s) shall (i) identify in reasonable detail the nature and a description of such Environmental Defect and the Asset to which it relates; (ii) estimate the expected cost of any required remediation on an itemized and site by site basis; and
       (iii) how such cost was determined. Except for such Environmental Defects identified in notices of Environmental Defects received on or before 5:00 p.m., New York City, New York time, ten (10) Business Days prior to the Closing Date, the environmental condition of the Assets shall be deemed to be acceptable for the purposes of this clause 12.

c. If notice(s) of such Environmental Defects is given, the Vendor shall use reasonable efforts to remedy such Environmental Defects as soon as possible after being notified of such defect provided that the Vendor shall not be required to make any payment to cure an Environmental Defect. If the Vendor does not remedy such an Environmental Defect ("Uncured Environmental Defect"), on or before the day prior to the Closing Date, then:

       (i) where the cumulative amount of the estimated costs to cure such Uncured Environmental Defects is less than 2.5% of the Purchase Price, the Purchaser shall complete the purchase of the Assets without adjustments to the Purchase Price on account of such Uncured Environmental Defects; or

       (ii) where the cumulative amount of the estimated costs to cure such Uncured Environmental Defects is equal to or greater than 2.5% of the Purchase Price the Purchaser may elect on or before the Closing Date to:

              A. with the agreement of the Vendor, grant a further period of time within which the Vendor may cure or remove the Uncured Environmental Defects;

              B. waive the Uncured Environmental Defects and proceed with Closing on the Closing Date; or

              C. not waive the Uncured Environmental Defects, in which event the Purchase Price shall be reduced by the value determined in accordance with clause 12.d and proceed with Closing; or

       (iii) if the cumulative amount by which the estimated costs to cure such Uncured Environmental Defects that the Purchaser did not waive is equal to or greater than ten percent of the Purchase Price, then the Vendor or the Purchaser may elect to terminate this Agreement in its entirety.

       Failure by the Purchaser to elect or to elect in a timely manner shall be conclusively deemed to be an election to waive all Uncured Environmental Defects for the purposes of this clause 12.

d. If it is necessary to determine the costs to cure any Environmental Defects for the purposes of clause 12.c, then the Vendor and the Purchaser shall meet and use reasonable efforts to agree on the validity of the Environmental Defect and the amount of any required adjustment to the Purchase Price. If the parties cannot mutually agree on the adjustment to the Purchase Price for an Uncured Environmental Defect, then Closing shall be delayed and within three (3) Business Days of notice being given by one Party to the other:

       (i) each of them shall provide to the other, at the same time, a written statement separately setting forth its proposed costs to cure in respect of each Uncured Environmental Defect; and

       (ii) each party shall submit the determination of the costs to cure the Uncured Environmental Defects to Golder Associates Ltd. (the "Environmental Evaluator"), together with written instructions that:

              A. the Environmental Evaluator, in accordance with good environmental assessment practices, select a cost to cure each

                     Uncured Environmental Defect, from and based only upon the written statements and costs submitted by the Parties to each other and the Environmental Evaluator. The Environmental Evaluator must select either the Purchaser's proposed costs to cure or the Vendor's proposed costs to cure. The Environmental Evaluator shall not be entitled to propose a compromise settlement; and

              B. such selection must be completed within five (5) Business Days from the date of submission.

       The fees and other costs to be paid to the Environmental Evaluator in respect of the services performed by it shall be paid in equal shares by the Vendor and the Purchaser. Notwithstanding any other provisions in this Agreement concerning the Closing Date, if costs to cure are to be determined by an Environmental Evaluator and the Environmental Evaluator's decision has not been received by the Parties on or before 9:00 a.m. New York City, New York time on the Closing Date, then the Closing Date shall be extended automatically to two (2) Business Days after the Environmental Evaluator's decision has been given to the Parties. If a Party fails to give its written statement of proposed costs to cure to the Environmental Evaluator together with written instructions as set out herein, then the Environmental Evaluator shall select the other Party's proposed costs to cure and the transaction shall proceed.

e. Notwithstanding any other provisions of this clause 12, the Vendor shall have the option to execute and deliver to the Purchaser an environmental indemnity whereby the Vendor shall keep the Purchaser indemnified from and against any and all liability, loss, costs (including legal costs on a solicitor/client basis), suits, judgments, causes of action, claims or damages arising or incurred in connection with Uncured Environmental Defects, to the extent the same relate to acts, omissions or other matters occurring prior to the Adjustment Time. The environmental indemnity shall be limited to the amount determined in accordance with clause 12.d and no claim for indemnification of the Purchaser shall be made or be enforceable, whether by legal proceedings or otherwise, unless written notice of the claim, setting out reasonable details thereof is given by the Purchaser to the Vendor within the Survival Period. No claim for indemnification of the Purchaser shall be made or be enforceable, whether by legal proceedings or otherwise, if the Purchaser (or after the Closing, the Corporation or the Subsidiary) or any of their employees, officers, directors or agents (i) has brought the existence of the Uncured Environmental Defect which is the subject matter of an environmental indemnity directly or indirectly to the attention of a third party, or (ii) makes a copy of the environmental indemnity agreement or its existence known to a third party, and the Vendor has been materially prejudiced thereby. If the Vendor provides such an environmental indemnity the relevant Uncured Environmental Defects shall be deemed to be cured and removed for all purposes of this Agreement including this clause 12 and clause 16.

13.           CONDITIONS TO THE CLOSING

a. The following are conditions to the Closing of the purchase herein, for the benefit of the Purchaser, which may be waived at the discretion of the Purchaser:

       (i) that any and all necessary regulatory or governmental approvals or rulings required to permit the transaction to be completed shall have been obtained, including without limitation, approvals and rulings, if any, under the Investment Canada Act, the Competition Act (Canada) and the Hart Scott Rodino Antitrust Improvements Act (United States);

       (ii) the Vendor shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date; and

       (iii) no suit, action or other proceeding shall, at Closing, be pending against the Vendor, the Purchaser, the Corporation or the Subsidiary before any Court or governmental agency seeking to restrain, prohibit, obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement which would materially and adversely affect the Vendor, the Purchaser, the Corporation or the Subsidiary.

       The foregoing conditions shall be for the benefit of the Purchaser and may be waived by the Purchaser in writing, in whole or part, at any time. In case any of the said conditions 13.a.(i) to 13.a.(iii) inclusive shall not be complied with, or waived by the Purchaser, at or before the Closing Date, the Purchaser may rescind or terminate this Agreement by written notice to the Vendor.

b. The following are conditions to the Closing of the sale herein, for the benefit of the Vendor, which may be waived at the discretion of the
       Vendor:

       (i) that any and all necessary regulatory or governmental approvals or rulings required to permit the transaction to be completed shall have been obtained, including without limitation, approvals or rulings, if any, under the Investment Canada Act, the Competition Act (Canada) and the Hart Scott Rodino Antitrust Improvements Act (United States);

       (ii) the Purchaser shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

       (iii) the Purchaser shall have tendered or caused to be tendered to the Vendor the portion of the Adjusted Purchase Price determinable at the time of Closing;

       (iv) no suit, action or other proceeding shall, at Closing, be pending against the Vendor, the Purchaser, the Corporation or the Subsidiary before any Court or governmental agency seeking to restrain, prohibit, obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement which would materially and adversely affect the Vendor, the Purchaser, the Corporation or the Subsidiary; and

       (v) On or prior to the Closing, the Purchaser shall have prepared, subject to the Vendor's review and approval in writing, with respect to the Purchaser's purchase of the Shares and the deemed purchases described herein, United States Internal Revenue Service Forms 8023-A and any similar forms under applicable United States state income tax law, including all required attachments in the form attached as Schedule "13.b.(v)" (collectively, the "Forms") and shall have delivered to the Vendor an executed letter in the form attached as Schedule "13.b.(v)" (the "Notice Letter"), which Forms and Notice Letter shall have been completed by the Vendor and the Purchaser prior to the Closing in accordance with the Parties' agreement and covenants under this Agreement that the Purchaser cooperate in the making of elections under Section 338 of the United States Internal Revenue Code of 1986, as amended (the "Code") and any similar elections under any applicable United States state income tax law (collectively, the "Section 338 Election"), with respect to Purchaser's purchase of the Shares and the deemed purchases under Section 338(h)(3)(B) of the Code of the shares of the Subsidiary and of the Finance Subsidiaries and of any other 80 percent or more direct or indirect subsidiary of the Corporation. The completed Forms and Notice Letter, included herein as Schedule 13.b.(v), shall have been duly executed by an authorized person of the Purchaser on or prior to the Closing.


       The foregoing conditions shall be for the benefit of the Vendor and may be waived by the Vendor in writing, in whole or part, at any time. In case any of the said conditions 13.b.(i) to 13.b.(v) inclusive shall not be complied with, or waived by the Vendor, at or before the Closing Date, the Vendor may rescind or terminate this Agreement by written notice to the Purchaser.

14.           DELIVERIES OF THE VENDOR

a. At Closing, if the conditions precedent contained in clause 13.b are satisfied or waived by the Vendor, the Vendor shall deliver or cause to be delivered to and in favour of the Purchaser, against those deliveries required to be made by the Purchaser, the following:

       (i) the existing share certificates issued in the name of the Vendor for 26,694 common shares in the capital stock of the Corporation, duly endorsed for transfer or accompanied by a written instrument of transfer;

       (ii) a certificate of the Vendor confirming that other than changes in circumstances permitted or contemplated pursuant to clause 18 the representations and warranties of the Vendor as set forth in clause 16 are true and correct as of the Closing;

       (iii) a certificate of the Vendor confirming that the conditions precedent set forth in clause 13.b have been waived or to the Vendor's knowledge satisfied by the Vendor;

       (iv) receipt for payment of the portion of the Adjusted Purchase Price determinable at the time of Closing;

       (v) an opinion of the solicitors for the Vendor addressed to the Purchaser and to the solicitors for the Purchaser in substantially the form of Schedule "14.a.(v)";

       (vi) an opinion of the solicitors of the Vendor addressed to the Purchaser respecting the title to the Reviewed Assets consisting of four books labelled as follows:

                            "Amerada Hess Canada Ltd.
                                  Title Opinion
                                Major Properties
                                 January, 1996";

       (vii) resignation of the Vendor's representatives as directors of the Corporation;

       (viii) resignation of all of the officers of the Corporation, the Subsidiary and the Finance Subsidiaries who are also officers of the Vendor;

       (ix) mutual releases of the Corporation, the Subsidiary, the Finance Subsidiary and the persons who have resigned as described in subclauses 14.a.(vii) and 14.a.(viii); and

       (x) any and all other documents which are required to be delivered by the Vendor to the Purchaser pursuant hereto.

b. All deliveries of the Vendor shall, except as otherwise stated, be in a form acceptable to each of the Vendor and the Purchaser and their respective solicitors, acting reasonably.

15.           DELIVERIES OF THE PURCHASER

a. At Closing, if the conditions precedent set forth in clause 13.a are satisfied or waived by the Purchaser, the Purchaser shall deliver or cause to be delivered to and in favour of the Vendor, against those deliveries required to be made by the Vendor, the following:

       (i) payment of the Adjusted Purchase Price as set forth in the Closing Statement of Adjustments payable, in immediately available funds, to the Vendor by the Purchaser by wire transfer dated on or before the Closing Date made to the Vendor's account as follows:

              Bank:                     Chase Manhattan Bank, N.A.
              ABA/Routing Number:       021000021
              Account:                  910-1-339464
              For Credit To:            Amerada Hess Corporation;

       (ii) payment of an amount equal to the cash deficiency referred to in subclause 7.d, payable, in immediately available funds, to the Corporation by the Purchaser by wire transfer dated on or before the Closing Date made to the Corporation's account as follows:

              Bank:                     Royal Bank of Canada
              Bank and Branch:          003-0009
              Account:                  400-245-7
              For Credit To:            Amerada Hess Canada Limited;

       (iii) payment of the dividends and distributions pursuant to subclause 7.c, payable, in immediately available funds, to the Vendor by the Corporation by wire transfer dated on or before the Closing Date made to the Vendor's account as follows:

              Bank:                     Chase Manhattan Bank, N.A.
              ABA/Routing Number:       021000021
              Account:                  910-1-339464
              For Credit To:            Amerada Hess Corporation;

       (iv) a certified copy of the resolution of the board of directors of the Purchaser approving and authorizing the purchase of the Shares and the execution of this Agreement;

       (v) a certified copy of the resolutions of the boards of directors of each of the Corporation and the Subsidiary at Closing approving and authorizing the change of name of the Corporation and the Subsidiary pursuant to subclause 31.a and filed Articles of Amendment in respect thereof;

       (vi) a certificate of the Purchaser confirming that the representations and warranties of the Purchaser as set forth in clause 17, are true and correct as of the Closing;

       (vii) a certificate of the Purchaser confirming that the conditions precedent set forth in clause 13.a have been waived or to the Purchaser's knowledge waived by the Purchaser;

       (viii) a copy of the notice provided by the Purchaser to the Director of Investigation and Research as contemplated by the Competition Act (Canada) together with a certificate from the Director of Investigation and Research as contemplated in accordance with section 102 of the Competition Act (Canada) or in the alternative a copy of the ruling of the Director of Investigation and Research permitting the consummation of the transactions herein;

       (ix) an opinion of the solicitors for the Purchaser addressed to the Vendor and to the solicitors for the Vendor in substantially the form of Schedule "15.a.(ix)";

       (x) with respect to the Purchaser's purchase of the Shares and the deemed purchase described herein, the Forms and an executed Notice Letter, which Forms and Notice Letter shall have been completed by the Vendor and the Purchaser on or prior to the Closing in accordance with the Parties' agreement and covenants under this Agreement and shall have been duly executed by an authorized person of the Purchaser at the Closing; and

       (xi) any and all other documents which are required to be delivered by the Purchaser to the Vendor pursuant hereto.

b. All deliveries of the Purchaser shall, except as otherwise stated, be in a form acceptable to each of the Vendor and the Purchaser and their respective solicitors, acting reasonably.

16.           VENDOR'S REPRESENTATIONS AND WARRANTIES

              The Vendor represents and warrants to and with the Purchaser on the Execution Date that:

Assets

a. each of the Corporation and the Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and duly qualified under the laws of those jurisdictions in which it is required to be qualified in order to own the Assets;

b. the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and provisions hereof, do not and will not:

       (i) result in the breach of or violate any term or provision of the Vendor's, the Corporation's or the Subsidiary's articles, by-laws or other constating documents;

       (ii) conflict with, result in a breach of, constitute a default under, or prohibit the performance required by, any agreement, instrument, license, permit or authority to which the Vendor, the Corporation or the Subsidiary is a party or by which the Vendor, the Corporation or the Subsidiary is bound or to which any property of the Vendor, the Corporation or the Subsidiary is subject or result in the creation of any lien, charge or encumbrance upon the Assets or the Shares under any such agreement, instrument, license, permit or authority; or

       (iii) violate any judgment, decree, order, statute or regulation applicable to the Vendor, the Corporation, the Subsidiary, the Assets or the Shares;

c. this Agreement has been duly executed and delivered by the Vendor and the endorsement of the certificates for the Shares or a written instrument of transfer relating thereto and all documents executed or delivered by the Vendor, the Corporation or the Subsidiary pursuant hereto to be executed and delivered by the Vendor, the Corporation or the Subsidiary to the Purchaser on the Closing Date or thereafter shall be duly executed and delivered by the Vendor, the Corporation and the Subsidiary and this Agreement does, and such documents will, constitute legal and valid binding obligations of the Vendor, the Corporation and the Subsidiary enforceable against the Vendor, the Corporation and the Subsidiary in accordance with their respective terms;

d. the Vendor has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to this transaction for which the Purchaser, the Corporation or the Subsidiary shall have any obligation or liability whatsoever;

e. the Assets are free and clear of all liens, adverse claims, charges and encumbrances created by, through or under the Vendor, the Corporation or the Subsidiary;

f. except as set forth in Schedule "16.f", the Vendor, the Corporation and the Subsidiary have not entered into any, and to the knowledge of the Vendor, the Corporation and the Subsidiary there are no, agreements or arrangements (commonly known as a gas balancing, swaps, over-production or underlift-overlift agreements or arrangements) which are among two or more persons owning interests in a portion of the Lands or lands pooled or unitized therewith, nor to the knowledge of the Vendor, the Corporation and the Subsidiary has there been any circumstance or case whereby one of such persons has taken, or may hereafter take, a share of the production of Petroleum Substances from such lands greater than it would otherwise be entitled to by virtue of its interest in such Lands and which excess taking entitles the other persons to a credit in respect of subsequent production from such lands by which the Vendor, the Corporation or the Subsidiary is bound and which pertain to any of the Assets;

g. there are no royalties, production payments, penalties, liens, charges or encumbrances in favour of, nor are the Assets subject to reduction by virtue of the conversion or other alteration of the interest of, any third party claiming by, through or under the Vendor, the Corporation or the Subsidiary;

h. to the knowledge of the Vendor, the Corporation and the Subsidiary, the Vendor, the Corporation and the Subsidiary as at the Execution Date have not received nor delivered any written notices of violation or alleged violation of any provisions of any material agreement, statute, rule, regulation, order, judgment, declaration or by-law in respect of the Assets, except as set forth in Schedule "16.i";

i. to the knowledge of the Vendor, the Corporation and the Subsidiary, the Vendor, the Corporation and the Subsidiary have performed, observed and satisfied all of their material duties, liabilities, obligations and covenants required as at the Execution Date to be satisfied, performed and observed by them under, and is not in default under or in breach of, the terms of any material statute, rule, regulation, order, judgment, declaration, by-law or Title and Operating Documents, except as set forth in Schedule "16.i";

j. subject to the rents, covenants, conditions and stipulations in the Title and Operating Documents, the Corporation or the Subsidiary may enter into and upon, hold and enjoy the Assets for the residue of their respective terms and all renewals or extensions thereof for the Corporation's or the Subsidiary's own use and benefit, without any lawful interruption of or by the Vendor, or any person claiming or able to claim by, through or under the Vendor, the Corporation or the Subsidiary;

k. to the knowledge of the Vendor, the Corporation and the Subsidiary, the Vendor, the Corporation and the Subsidiary as at the Execution Date have received no written notices and to the knowledge of the Vendor, the Corporation and the Subsidiary as at the Execution Date the lessee to whom notices are required to be sent has not received any notices that any of the Leases are subject to any accrued drilling or off-set obligations which have not been satisfied or permanently waived;

l. except as set forth in Schedule "16.l", as at the Execution Date there are no claims, actions, suits or proceedings commenced, or to the Vendor's, the Corporation's or the Subsidiary's knowledge, affecting any of them at law or in equity or before or by any federal, provincial or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and which might adversely affect the Assets or interests therein;

m.     the Assets are not affected by any Take or Pay Obligations;

n. except for the Production Sales Agreements and contracts for the sale of Petroleum Substances which may be cancelled on notice of not more than 61 days, as at the Execution Date there are no contracts for the sale of Petroleum Substances to which the Vendor, the Corporation, the Subsidiary or any person acting on any of their behalf is a party or is bound applicable to the production of Petroleum Substances from the Lands or lands pooled or unitized therewith, nor have the Lands or lands pooled or unitized therewith been dedicated by the Vendor, the

       Corporation or the Subsidiary to any other production sale contract or similar arrangement;

o. all Title and Operating Documents in the Vendor's, the Corporation's or the Subsidiary's possession will have been made available promptly after the Execution Date and through Closing to the Purchaser or its solicitors;

p. no person, firm or corporation has any Right of First Refusal to acquire any interest in any Assets by virtue of or arising from this Agreement and the sale and transfer of the Shares to the Purchaser;

q. the Vendor, the Corporation and the Subsidiary have paid or has caused to be paid within applicable time limits:

       (i) all relevant deposits, rentals and royalties (other than the payment of the royalties referenced in Schedule "16.l" and the royalties payable to the Crown) in respect to the Assets accruing prior to the Adjustment Time for which they are directly obligated to pay;

       (ii) all relevant royalties payable to the Crown in respect to the Assets accruing prior to the Adjustment Time for which they are directly obligated to pay;

r. except as set forth in Schedule "16.r", as at the Adjustment Time there are no authorizations for expenditure or similar approvals approved by the Vendor, the Corporation or the Subsidiary with respect to the Assets for amounts in which the Corporation's or the Subsidiary's expenditure is in excess of $100,000 for which the Vendor, the Corporation and the Subsidiary have not been completely billed as at the Adjustment Time and there are no outstanding cash calls with respect to the Assets for amounts in which the Corporation's or the Subsidiary's expenditure is excess of $100,000;

s. to the knowledge of the Vendor, the Corporation and the Subsidiary, Schedule "1.ch" is a list of all Wells on the Lands (other than Wells on lands pooled or unitized therewith which are not operated by the Corporation or the Subsidiary) which as of the Adjustment Time are non-producing and in respect of which reclamation certificates have not been issued;

t. to the knowledge of the Vendor, the Corporation and the Subsidiary, as at the Execution Date the Vendor, the Corporation and the Subsidiary have not received notice of any violation of or investigation relating to any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the Assets and, have all permits, licenses and other authorizations which are required under federal, provincial and local laws with respect to pollution or protection of the environment relating to the Assets. To the knowledge of the Vendor, the Corporation and the Subsidiary, as at the Execution Date all of the Assets operated and maintained by the Corporation or the Subsidiary are in compliance with all terms and conditions of such laws, permits, licenses and authorizations in all material respects, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgement, notice or demand letter issued, entered, promulgated or approved thereunder relating to the Assets in all material respects;

u. to the knowledge of the Vendor, the Corporation and the Subsidiary, the Lands, the Wells and the Major Facilities operated and maintained by the Corporation or the Subsidiary on the Execution Date are being operated and maintained in accordance with generally accepted oil, gas and industry practices, applicable statutes, regulations, laws, orders and lawful directives and the terms and conditions of all agreements relating thereto;

v. to the knowledge of the Vendor, the Corporation and the Subsidiary, none of the Wells have been produced in excess of applicable production allowables imposed by statute or regulation since the Vendor, the Corporation or the Subsidiary acquired interests in the Assets and on or before the Execution Date and to the knowledge of the Vendor, the Corporation and the Subsidiary the Wells as at the Execution Date are not subject to any production penalty;

w. to the knowledge of the Vendor, the Corporation and the Subsidiary, there is no impending change in statutorily imposed or sanctioned production allowables as at the Execution Date which are currently applicable to any of the Wells other than changes generally applicable in the province in which the Well is located;


Shares

x. the Vendor is a corporation duly organized and validly existing under the laws of the jurisdiction of organization and duly qualified under the laws of those jurisdictions in which it is required to be qualified in order to own the Shares;

y. the Vendor has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement and in its capacity as the sole shareholder of the Corporation has authorized and taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the sale of the Shares in accordance with this Agreement;

z. the 26,694 common shares in the capital stock of the Corporation registered in the name of the Vendor are owned beneficially by the Vendor, represent all of the issued shares in the capital stock of the Corporation, are validly issued, are outstanding as fully paid and non-assessable and the Vendor has good and marketable title thereto, subject to the by-laws and articles of the Corporation;

aa. subject to the by-laws and articles of the Corporation, the Shares beneficially owned by the Vendor are free of any liens, pledges, voting trusts, proxies, adverse claims or other encumbrances of any kind;

ab. the capital stock of the Corporation consists of an unlimited number of common shares, of which the only issued shares are the 26,694 common shares;

ac. except pursuant to this Agreement, no person, firm or corporation will have any agreement or option or any right or privilege (whether by law, pre-emptive right, by contract or otherwise) capable of becoming an agreement or option for the purchase from the Vendor of any of the shares of the Corporation registered in the name of the Vendor, or for the purchase, subscription, allotment or issuance from the Corporation of any of the unissued shares in the capital stock of the Corporation or of any securities of the Corporation;

ad. the issued shares in the capital stock of each of the Subsidiary, Caribbean Capital and Mincap registered in the name of the Corporation and the issued shares in the capital stock of Mineral Finance registered in the name of Mincap are owned beneficially by the Corporation and Mincap, respectively, represent all of the issued shares in the capital stock of each of the Subsidiary and the Finance Subsidiaries, are validly issued, are outstanding as fully paid and non- assessable and the Corporation and Mincap, respectively, has good and marketable title thereto, subject to the by-laws and articles of the Subsidiary and the Finance Subsidiaries;

ae. subject to the by-laws and articles of the Subsidiary and the Finance Subsidiaries, the issued shares in the capital stock of the Subsidiary and the Finance Subsidiaries, beneficially owned by the Corporation and Mincap are free of any liens, pledges, voting trusts, proxies, adverse claims or other encumbrances of any kind;

af. no person, firm or corporation will have any agreement or option or any right or privilege (whether by law, pre-emptive right, by contract or otherwise) capable of becoming an agreement or option for the purchase from the Corporation or Mincap of any of the shares of any of the Subsidiary or the Finance Subsidiaries, registered in the name of the Corporation or Mincap, or for the purchase, subscription, allotment or issuance from any of the Subsidiary or the Finance Subsidiaries, or of any of the unissued shares in the capital of any of the Subsidiary or the Finance Subsidiaries;

ag.    since December 31, 1995 neither the Corporation nor the Subsidiary has:

       (i) declared, authorized, paid or made any dividend or other distribution to any shareholder of the Corporation which would have effect after December 31, 1995, other than as permitted pursuant to subclauses 7.a and 7.c;


       (ii) paid or agreed to pay any corporate management fee other than (A) management fees paid or agreed to be paid by the Subsidiary to the Corporation, or (B) as disclosed in the Financial Statements, or
              (C) in the ordinary course of business and in accordance with past practice;

       (iii) in the aggregate and taken as the whole, suffered any material adverse change, financial or otherwise, in its business, financial condition, assets, properties, liabilities, operations or any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change to the Corporation and the Subsidiary; or

       (iv)   granted and will not grant any power of attorney;

ah. each of the Corporation and the Subsidiary has all requisite corporate power and authority to carry on its business as conducted as of the Execution Date;

ai. the books of account and other records of each of the Corporation and the Subsidiary have been maintained in accordance with prudent business practices;

aj. other than as set forth in the Financial Statements and all liabilities for which the Purchaser has indemnified the Vendor pursuant to clause 23, each of the Corporation, the Subsidiary and the Finance Subsidiaries as of the Adjustment Time has no material liabilities or obligations of any kind or manner (which in accordance with U.S. generally accepted accounting principles would be disclosed in audited financial statements), whether direct, accrued, contingent or otherwise;

ak. the Financial Statements fairly present the consolidated financial condition of the business of the Corporation and the Subsidiary as at the date thereof and the results of the consolidated operations of the business of the Corporation and the Subsidiary for the period ending December 31, 1995 and the Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis, except as otherwise noted therein;

al. the Corporation has duly filed all Tax returns required to be filed for periods ending on or before the Adjustment Time; the Corporation has made full disclosure in such returns and in all materials accompanying such returns; except for Taxes payable in the Financial Statements and Taxes being contested in good faith by the Corporation, the Corporation for periods ending on or before the Adjustment Time has paid all Taxes due and payable, all Tax assessments and reassessments and any penalties, interest, fines, governmental charges and other amounts which the relevant authority is entitled to collect from the Corporation; in all cases except as previously disclosed to the Purchaser in the Data Room or Schedule "16.al" or as otherwise disclosed to the Purchaser in writing prior to the Execution Date;

am. there are no actions, suits, proceedings or claims pending or to the knowledge of the Vendor, the Corporation and the Subsidiary threatened with respect to or in any manner challenging the Shares, the ownership thereof or the exercise of any rights which are derived or attached thereto;

an.    neither the Corporation or the Subsidiary is a party to:

       (i) any written employment or collective bargaining agreement, except as previously disclosed to the Purchaser in the Confidential Memorandum, the Data Room or in Schedule 16.an.(i);

       (ii) any incentive, health, life insurance, disability, severance or other similar plan, policy or arrangement applicable to persons employed in, or in connection with, the Corporation's business, except as previously disclosed to the Purchaser in the Confidential Memorandum, the Data Room or in Schedule 16.an.(i); or

       (iii) any pension, retirement, profit sharing, deferred compensation, stock or cash bonus, stock option or purchase, or other similar plan or arrangement applicable to persons employed in, or in connection with, the Corporation's or the Subsidiary's business, except as previously disclosed to the Purchaser in the Confidential Memorandum, the Data Room or in Schedule "16.an.(iii)";

ao. each of the Corporation and the Subsidiary is a taxable Canadian corporation within the meaning of the Act;

ap. at the Closing, the minute book and share ledger of each of the Corporation and the Subsidiary will be true and correct in all material respects and the respective minute books shall contain copies of all material meetings of the directors and shareholders of the Corporation and the Subsidiary and all material resolutions by consent (if any) of the said directors and shareholders;

aq. neither the Corporation nor the Subsidiary is a party to any contract or agreement to merge or consolidate with any other corporation, to acquire substantially all of the assets or shares of any other corporation, or to sell all or any material part of its assets other than (A) farmouts and dispositions of assets from the Corporation to the Subsidiary, and (B) a disposition, if any, of the Heavy Oil Assets and/or the Tar Sands Assets as permitted pursuant to subclause 8.a, (C) any option contemplated by subclauses 8.c, 8.d, 8.g and 8.h and (D) any disposition contemplated by subclause 18.f;

ar. neither the Corporation or the Subsidiary has any bank accounts, time deposits, or safety deposit boxes except as set forth in Schedule "16.ar" hereto;

as. the Corporation, the Subsidiary and the Finance Subsidiaries do not carry on, and have not carried on, for United States income tax purposes, any trade or business in the United States;

at. the Subsidiary, Caribbean Capital and Mineral Finance have no subsidiaries, the Corporation has no subsidiaries (other than the Subsidiary, Caribbean Capital and Mincap), Mincap has no subsidiaries (other than Mineral Finance) and neither the Corporation, the Subsidiary or the Finance Subsidiaries has any agreements of any nature to acquire any subsidiary, or to acquire or lease any other business operations out of the ordinary course of business; and

au. except as previously disclosed to the Purchaser in the Data Room or in Schedule "16.al", the Corporation has withheld from each payment made by it the amount of all Taxes, assessments, levies and other deductions required by law to be withheld and collected and has paid all such amounts due and payable to the proper taxing or other authority within the time prescribed under applicable legislation.

Each of the foregoing representations and warranties shall be qualified as at the Execution Date and as of the Closing, as applicable, by excepting therefrom Permitted Encumbrances, Permitted Environmental Defects and the changes in circumstances permitted or contemplated pursuant to clause 18. Except as specifically provided in this clause, the Vendor does not warrant title to the Assets, nor does the Vendor make any representation or warranty to the Purchaser. Except as specifically provided in this clause, the Assets on Closing will be possessed by the Corporation or the Subsidiary, as the case may be, on an "as is, where is" basis, and on the occurrence of Closing the Purchaser shall be deemed to have acknowledged that it has had an opportunity to inspect and review the Assets and all books, records, accounts, documents and information of the Vendor, the Corporation, the Subsidiary and the Finance Subsidiaries which are made available to the Purchaser pertaining to the Assets, the Corporation, the Subsidiary and the Finance Subsidiaries and is relying solely upon its own counsel and due diligence of the Assets and such corporations. For greater certainty, the Vendor makes no warranty, express or implied in fact or by law, with respect to:

       A. merchantability, fitness for any particular purpose or condition of the Assets;

       B. the quality, quantity or recoverability of the Petroleum Substances within, upon or under the Lands or any lands pooled or unitized therewith;

       C.     the value of the Assets or the future revenues applicable thereto;

       D. any engineering, geological information or interpretations thereof, or any economic evaluations respecting the Assets;

       E. the quality, condition, merchantability or serviceability of all or any of the Assets or their suitability for any particular purpose;

       F. the Burnet, Duckworth & Palmer opinion regarding title to the Reviewed Assets;

       G. the Environmental Report, the Title and Operating Documents, the Technical Information and books, accounts, records, minute books, Tax returns and filings and other information and documents of each of the Corporation, the Subsidiary and the Finance Subsidiaries contained in the Data Room; or

       H. the Confidential Memorandum or any other data or information supplied by the Vendor, the Corporation, the Subsidiary, the Finance Subsidiaries, Goldman, Sachs & Co., ScotiaMcLeod Inc. or their agents to the Purchaser or its agents in connection herewith.

The Vendor expressly negates and disclaims, and shall not be liable for, any representation or warranty which may have been made or alleged to be made in any other document or instrument in connection herewith or in any statement or information made or communicated to the Purchaser in any manner (including without limitation engineering reports and any opinion, information or advice which may have been provided by the Vendor, the Corporation, the Finance Subsidiaries, Goldman, Sachs & Co., ScotiaMcLeod Inc. or any officer, employee, agent, solicitor, accountant, consultant or representative of the Corporation, the Subsidiary, the Finance Subsidiaries, Goldman, Sachs & Co. or ScotiaMcLeod Inc.).

The representations and warranties of the Vendor in this clause 16 shall survive the Closing and not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that no claim may be made against the Vendor, its successors or assigns, pursuant to or based in any way upon any of these representations and warranties or any indemnity in respect thereof unless written notice thereof with reasonable particulars shall have been provided by the Purchaser to the Vendor within the Survival Period relating thereto.

17.           PURCHASER'S REPRESENTATIONS AND WARRANTIES

              The Purchaser represents and warrants to and with the Vendor on the Execution Date that:

a. the Purchaser is duly organized and validly existing under the laws of its jurisdiction of its organization and duly qualified under the laws of those jurisdictions in which it is required to be qualified in order to own the Shares;

b. the Purchaser has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement and has authorized and taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the purchase of the Shares in accordance with this Agreement;

c. this Agreement has been duly executed and delivered by the Purchaser and all documents executed or delivered by the Purchaser pursuant hereto to be executed and delivered by the Purchaser to the Vendor, the Corporation or the Subsidiary on the Closing Date or thereafter shall be duly executed and delivered by the Purchaser and this Agreement does, and such documents will, constitute legal and valid binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms;

d. the Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to this transaction for which the Vendor shall have any obligation or liability whatsoever;

e. the Purchaser will comply with the Investment Canada Act, the Competition Act (Canada) and the Hart Scott Rodino Antitrust Improvement Act (United States) to the extent, if any, applicable to the transaction herein;

f.     the Purchaser is acquiring the Shares as principal;

g. the Purchaser has the financial resources in place and available to it to enable it to pay the Adjusted Purchase Price at the Closing on the Closing Date in accordance with and on the basis contemplated by this Agreement;

h. there are no necessary regulatory approvals or rulings required to be obtained by the Purchaser to permit the transaction to be completed except approvals and rulings, if any, under the Investment Canada Act, the Competition Act (Canada) and the Hart Scott Rodino Antitrust Improvements Act (United States) and the approvals and rulings set forth in Schedule "17.h";

i. the execution and delivery of this Agreement, consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and provisions hereof do not and will not be in conflict with, result in a breach of, constitute a default under, or prohibit the performance required by any agreement, instrument, license, permit or authority to which it is a party or by which it is bound or to which any property of the Purchaser is subject or result in the creation of any lien, claim or encumbrance under any such agreement, instrument, license, permit or authority or violate any judgment, decree, order, statute, rule or regulation applicable to the Purchaser;

j. the Purchaser is a corporation, duly organized and qualified to do business under the laws of Canada;

k. the Purchaser will acquire on its own behalf 100 percent of the outstanding Shares of the Corporation on the Closing Date for cash payable on or after the Closing Date;

l. neither the Purchaser nor any of its Affiliates presently owns any stock of the Vendor or any of its Affiliates including the Corporation, and neither Purchaser nor any of its Affiliates has any present intention to acquire any such stock except as described in subclause 17.k;

m. there is no present plan or intention for the Purchaser to cease to remain in existence; and

n. neither the Purchaser nor any of its Affiliates has acquired within the last three years, and prior to the Closing Date will not acquire, any assets of the Vendor, the Corporation, or any other subsidiary of the Vendor or the Corporation, other than in the ordinary course of business.

The representations and warranties of the Purchaser in this clause 17 shall survive the Closing and not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that no claim may be made against the Purchaser, its successors or assigns, pursuant to or based in any way upon any of these representations and warranties or any indemnity in respect thereof unless written notice thereof with reasonable particulars shall have been provided by the Vendor to the Purchaser within the Survival Period relating thereto.

18.           COVENANTS OF VENDOR

a.     Until the Closing Date, to the extent that its interest permits:

       (i) the Vendor shall maintain and cause the Corporation and the Subsidiary to maintain the Assets in accordance with generally accepted oil, gas and engineering practices;

       (ii) the Vendor shall pay or cause to be paid by the Corporation and the Subsidiary all costs and expenses relating to the Assets;

       (iii) the Vendor, the Corporation and the Subsidiary other than in the ordinary course of business shall not farmout, surrender, abandon or permit to expire or otherwise dispose of any of the Assets (save and except A. a disposition of any of the Assets for proceeds less than $250,000 for any single item or related series of items; B. dispositions of any of the Assets for proceeds in the aggregate less than $2,000,000; C. a disposition of the Heavy Oil Assets; D. a disposition of the Tar Sands Assets; and E. farmouts and dispositions of assets from the Corporation to the Subsidiary) without the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed;

       (iv) other than in the ordinary course of business or as otherwise contemplated herein, the Vendor shall not amend or terminate or permit the Corporation or the Subsidiary to amend or terminate any agreement or instrument relating to the Assets or enter into or permit the Corporation or the Subsidiary to enter into any new agreement or commitment relating to the Assets without the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed;

       (v) the Vendor shall perform and comply and cause the Corporation and the Subsidiary to perform and comply with all material covenants and conditions contained in the Title and Operating Documents;

       (vi) the Vendor shall cause the Corporation or the Subsidiary, as the case may be, to use all reasonable efforts to have any other operator to operate and maintain those Assets of which the Corporation or the Subsidiary is not operator in a proper and prudent manner in accordance with generally accepted oil, gas and engineering practices;

       (vii) the Vendor shall cause the Corporation and the Subsidiary, as the case may be, to claim maximum Canadian Oil and Gas Property Expenses and Canadian Development Expenses pursuant to the Act for the 1995 tax year;

       (viii) the Vendor shall cause the Subsidiary to elect prior to the Closing Date with effect prior to the Closing pursuant to subsections 66 (10.2) and (10.3) of the Act so that the aggregate amount renounced with respect to the 1995 taxation year in respect of Canadian Oil and Gas Property Expenses and with respect to the 1996 taxation year in respect of Canadian Development Expenses will be equal to the proceeds of disposition to the Corporation of the Canadian resource properties transferred to the Subsidiary by the Corporation in 1995; and

       (ix) the Vendor shall cause the Subsidiary and the Corporation to obtain the approval of the Purchaser prior to filing any Tax returns or elections relating to the period after the Adjustment Time.

b.     Until the Closing:

       (i) subject to the provisions of subclause 18.a, the Vendor shall not permit the Corporation or the Subsidiary to enter into any obligations or commitments out of the ordinary course of business with respect to the Assets, which is in excess of $500,000.00 for any single item or related series of items without the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, except as may be reasonably necessary to protect, ensure life and safety or to preserve the Assets or title to the Assets;

       (ii) subject to the provisions of subclause 18.a, the Vendor shall not permit the Corporation or the Subsidiary to propose or initiate the exercise of any right (including bidding rights at Crown sales) or option relative to or arising as a result of the ownership of the Assets, or propose or initiate any operations on the Lands which have not been commenced or committed to by the Vendor, the Corporation or the Subsidiary on the Execution Date which is in excess of $500,000.00 for any single item or related series of items, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, except that the Vendor may permit the Corporation or the Subsidiary to propose or initiate any operations on the Lands for, and propose or initiate the exercise of any right or option relative to, the preservation of any of the Leases or Assets; and

       (iii) without the written consent of the Vendor, the Purchaser shall not, and shall not be entitled to, propose to the Vendor, the Corporation or the Subsidiary or to cause the Corporation or the Subsidiary to propose to others, the conduct of any operations on the Lands or the exercise of any right or option relative to the Assets except pursuant to this subclause.

c. If the Vendor, the Corporation or the Subsidiary receive notice of operations (including casing-point and abandonment elections and the exercise of options to drill wells or conduct exploration or development operations under farmout and similar agreements) on the Lands or the exercise of any right (including rights of first refusal and rights under area of mutual interest provisions) or any option relating to the Assets which is in excess of $500,000.00 for any single item or related series of items (each such operation or exercise of a right or option being referred to as a "Proposal") from a third party then, in a timely manner, the Vendor shall give notice, including full particulars of the Proposal, to the Purchaser and, as soon as is practical, the Vendor shall give the Purchaser notice of whether or not the Corporation or the Subsidiary elects to participate in such Proposal. The notice to the Purchaser shall contain the length of any period during which the Corporation or the Subsidiary is required to respond to any notice received by it in accordance with the applicable operating agreement, at the end of which period the Corporation or the Subsidiary is deemed to have made an election or give its consent in respect of any notice received by it.

       If the Purchaser and the Vendor disagree on the response to the Proposal, a meeting shall be convened immediately to discuss the differences. If consensus is not reached at that meeting, the Vendor will have the unilateral right to decide the response.

       Notwithstanding the foregoing provisions, if the Purchaser elects to acquire an interest as a result of an exercise of a right of first refusal held by the Corporation or the Subsidiary, and the Corporation or the Subsidiary wishes to elect not to acquire the interest then:

       (i) the Vendor shall cause the Corporation or the Subsidiary to formally respond to exercise the right as set out in the notice of the right of first refusal;

       (ii) the Purchaser shall be responsible for all costs of acquiring the property subject to the right of first refusal; and

       (iii) if the transaction contemplated by this Agreement does not close, the Purchaser shall continue to be responsible for the property acquired under the right of first refusal and the Corporation and the Subsidiary will make all reasonable attempts to have the Purchaser's interest in that property recognized by the other working interest owners in that property.

d.     Until the Closing:

       (i) the Vendor shall not permit the Corporation or the Subsidiary to increase the rate or form of compensation payable to any employee of the Corporation or the Subsidiary or increase any employee benefits, except increases in compensation and benefit changes agreed to prior to the Execution Date or as required by law;

       (ii) the Vendor shall not permit the Corporation or the Subsidiary to amend the articles or by-laws of the Corporation or the Subsidiary;

       (iii) the Vendor shall not permit the Corporation to declare any dividends or, make any distributions on the Shares or purchase any Shares, other than as permitted pursuant to subclause 7.c;

       (iv) the Vendor shall not permit the Corporation or the Subsidiary to issue any shares or other securities of the Corporation or the Subsidiary or grant any options, warrants, calls, rights to issue additional shares or securities of the Corporation or the Subsidiary or agree to do so;

       (v) the Vendor shall not permit the Corporation or the Subsidiary to hire any senior employees (other than temporary employees) or fire any senior employees serving the Corporation or the Subsidiary; and

       (vi) the Vendor shall maintain and cause the Corporation and the Subsidiary to maintain for the benefit of the Corporation and the Subsidiary the insurance set forth in Schedule "18.d.(vi)" in respect of loss or damage to the Assets and the income therefrom. If any destruction or damage on a replacement cost basis in excess of $1,000,000 occurs at or before the Closing Date, the Vendor shall forthwith give notice thereof to the Purchaser. The Vendor shall in a timely manner prepare and file or cause to be prepared and filed with its insurers all proof of loss and claims forms. Where any destruction or damage to the Assets occurs prior to the Closing Date, the Purchaser shall nevertheless complete the purchase without reduction of the Purchase Price, provided that on the Closing Date all insurance proceeds are or have been assigned and/or made payable to the Corporation or the Subsidiary. At the Closing the Purchaser, the Vendor, the Corporation and the Subsidiary shall cause the insurance set forth in Schedule "18.d.(vi)" in respect of loss or damage to the Assets and the income therefrom to be terminated and cancelled. After the Closing, the Purchaser shall maintain and cause the Corporation and the Subsidiary to maintain insurance as the Purchaser deems appropriate.

e. The Vendor will reasonably cooperate with and assist the Purchaser for a period of six months following the Closing in order to facilitate and complete the transfer and integration of all computerized data and information which forms part of the Assets from the Vendor's centralized computer system to the Purchaser's computer system.

f. Prior to the Closing, the Vendor will without liability therefor at the written request of the Purchaser:

       (i) cause the Corporation to incorporate, under the laws of Canada, a wholly-owned subsidiary of the Corporation ("Newco"); and

       (ii) cause the Corporation and the Subsidiary to transfer and convey to Newco in consideration for common shares of Newco on a tax deferred basis all of the assets used in the midstream business as now carried on by the Corporation and the Subsidiary. Such assets will include the gas processing plants and other property identified by the Purchaser in its written request. The conveyance agreements are to be in a form acceptable to the Purchaser, including a covenant to file a joint election pursuant to Section 85 of the Act and provisions dealing with the transfer of all employees, goodwill and other assets relating to the midstream business; provided that notwithstanding any other provision of this Agreement or any document delivered pursuant hereto, the Purchaser will hold harmless and indemnify the Vendor with respect to any liabilities of the Vendor in connection with the transactions described in this subclause 18.f. The Corporation and the Vendor will use their reasonable efforts to identify any matters which would give rise to any liability of the Purchaser to the Vendor in connection with the transaction described in this subclause 18.f, prior to the completion of such transaction.

19.           CONSENTS

              Prior to and after Closing, the Parties hereto shall use all reasonable efforts to obtain and deliver to the other Party all necessary consents (other than consents which may not be unreasonably withheld), permissions and approvals of third parties and governmental and regulatory authorities in connection with the transaction contemplated herein.

20.           TERMINATION

              In the event that this Agreement is terminated in accordance with its terms:

a.     each Party shall be released from all obligations hereunder;

b. each Party shall take all reasonable action to return the other Party to the position relative to the Assets and the Shares which such Party occupied prior to the execution hereof; and

c. each Party will each bear all costs incurred by it prior to such termination.

21.           SECTION 338 ELECTION

              Within 30 days after Closing, the Purchaser shall file with the Internal Revenue Service (Office of Assistant Commissioner International,
Attention: Chief of Examination, 950 L'Enfant Plaza South, S.W., Washington, D.C. 20024) IRS Forms 8023-A, making the Section 338 Election with respect to the Purchaser's purchase of the Shares and the deemed purchase under Section 338(h) (3) (B) of the Code of the shares of the Subsidiary and of the Finance Subsidiaries and of any other 80 percent or more direct or indirect subsidiary of the Corporation. Within 15 days of such filing, the Purchaser shall deliver to the Vendor a copy of such Forms evidencing such filing. The Purchaser or any Affiliate thereof, shall take no action to revoke the Section 338 Election.

22.           INFORMATION, MATERIALS AND CONTINUING REPORTS

a. At the Closing, the Corporation shall transfer, assign and convey unto the Vendor all Title and Operating Documents, Technical Information, books, accounts, records, minute books, Tax returns, Tax receipts, filings, maps, documents, files, information and materials of the Corporation, the Subsidiary and the Finance Subsidiaries which are located in the second duplicate Data Room set up by the Vendor, the Corporation and the Subsidiary. After the Closing Date, the Vendor may, upon reasonable notice to the Purchaser and subject to contractual restrictions relative to disclosure, have access during business hours to the Title and Operating Documents, the Technical Information and the books, accounts, records, minute books, Tax returns, Tax receipts, filings, maps, documents, files, information and materials of the Corporation, the Subsidiary and the Finance Subsidiaries and to obtain and copy information in respect of matters arising or relating to any period of time through the Closing if copies of such records or if the information derived from such access would be helpful or beneficial to the Vendor or its Affiliates:

       (i)    in connection with audits;

       (ii) in connection with the Vendor's dealings with taxing or other regulatory authorities;

       (iii) to comply with any applicable law, regulation or ruling by a relevant government or regulatory authority or in any court of law or other tribunal having jurisdiction; or

       (iv) in connection with any action, suit or proceeding commenced or threatened by the Corporation, the Subsidiary, the Finance Subsidiaries, the Purchaser or any third party against the Vendor, its directors, officers, employees, agents, solicitors, engineers, accountants or consultants or for which the Vendor may have any liability.

       Receipt or retention by the Vendor of the Title and Operating Documents, Technical Information, books, accounts, records, minute books, Tax returns, Tax receipts, filings maps, documents, files, information and materials described in the first sentence of this subclause 22.a shall not entitle the Vendor to any ownership or title to the Assets to which such material relates. All of the Title and Operating Documents, Technical Information, books, accounts, records, minute books, Tax returns, Tax receipts, filings, maps, documents, files, information and materials received or retained by the Vendor or to which it has access pursuant to this subclause 22.a are herein collectively called "Vendor Confidential Information".

b. The Vendor Confidential Information shall be kept confidential by the Vendor and not disclosed by the Vendor or its officers, directors, employees, subsidiaries, affiliates, advisors or agents to any third parties; provided, however, that the Vendor shall be entitled to utilize the Vendor Confidential Information for any purposes directly relating to enforcement of or defending its rights as against the Purchaser or third parties, or in dealing with any governmental or regulatory authorities in respect of Taxes or any other bona fide purpose which is reasonably necessary in order to protect the Vendor's interests but which does not jeopardize the interests, assets or operations of the Corporation or the Purchaser. The Vendor shall not directly or indirectly utilize any of the Vendor Confidential Information to compete against the Purchaser or the Corporation. The foregoing restrictions shall not otherwise be construed to prevent the Vendor from commencing or carrying on business in Canada in competition with the Vendor or the Corporation.

c. The Purchaser agrees that all of the information and materials of the Corporation, the Subsidiary and the Finance Subsidiaries, including, but not limited to, the general corporate records, the financial and accounting records and the tax records, which records relate to or were created with respect to matters arising or relating to the period through the Closing, shall be retained, maintained in good order and good condition and kept in a reasonably accessible location by the Purchaser, and its Affiliates, including the Corporation, the Subsidiary and the Finance Subsidiaries, for a period of time (the "Retention Period") beginning on the Closing Date and ending on the later of:

       (i) the expiration of all applicable limitations periods for all tax periods beginning before the Closing, as such limitations periods are provided for under applicable statutes or pronouncements of all relevant taxing authorities, or if earlier, December 31, 2010; or

       (ii) the end of such period as may be required by law or governmental regulation.

       The Purchaser further agrees that the Vendor may during the Retention Period at its expense make such copies of the information and materials described above as it may reasonably request pursuant to this Clause 22; provided, however, that at any time prior to the expiration of the Retention Period, the Purchaser may destroy or give up possession of any such information or materials if it first offers the Vendor the opportunity (by delivery of at least sixty (60) days' prior written notice to the Vendor, which notice shall contain a detailed listing of the information and materials proposed to be destroyed, with an additional copy of such notice delivered to the attention of the Vendor's Tax Department), at the Vendor's expense (without any payment to the Purchaser), to obtain delivery of or a copy of so much of such information or materials as the Vendor, in its sole discretion, desires.

       The Vendor agrees that it will so notify the Purchaser, in writing, within sixty (60) days of the completion of the examination and the acceptance by all relevant taxing authorities, or if applicable, ultimate and final judicial resolution of the tax returns of the Vendor for the period of time including the Closing.

d. Commencing with the first calendar year that includes the Closing, and for each and every one of the subsequent calendar years during the Retention Period, the Purchaser shall, within two (2) months following the close of such calendar year, provide to the Vendor written certification executed by a duly authorized officer of the Purchaser that certifies either:

       (i)    A.     the nature and amount of each and every payment or other
                     satisfaction by the Corporation, the Subsidiary or the Finance Subsidiaries of a Claim for Tax or of an adjustment that resulted from a Claim for Tax with respect to any taxation year ending on or before the Closing; and

              B. the date of such payment or satisfaction and the taxation year to which it relates, or

       (ii) the fact that none of the matters referred to in subclause 22.d.(i) has occurred.

e. Commencing with the first calendar year that includes the Closing, and for each and every one of the subsequent calendar years during the Retention Period, the Purchaser shall, within two (2) months following the close of such calendar year, provide to the Vendor written certification executed by a duly authorized officer of the Purchaser that certifies either:

       (i)    A.     the nature and amount of each and every claim for refund or overpayment (if any) that was filed by the Corporation, the Subsidiary or the Finance Subsidiaries with any taxing authority for any taxation year ending on or before the Closing;

              B. the date on which and the taxation year for which such claim was filed;

              C. each and every date on which any such refund or overpayment was approved and was received, credited or otherwise applied by any taxing authority; or

       (ii) the fact that none of the matters referred to in subclause 22.e.(i) has occurred.

f. Notwithstanding subclauses 22.d and 22.e, there will be no reporting obligation with respect to taxation years of the Corporation, the Subsidiary or the Finance Subsidiaries that are no longer subject to reassessment or other adjustment of any amount owing pursuant to the Act or any similar provincial legislation.

23.           LIABILITIES AND INDEMNITIES

a. After the Closing, the Vendor shall indemnify, defend and save harmless the Purchaser, the Purchaser's Affiliates, their respective successors and assigns and each of their respective directors, officers, employees, agents and representatives from and against any and all loss, liability, damage, cost or expense suffered or incurred by them, as a direct or indirect result of:

       (i) the breach of any covenant or agreement of the Vendor contained in this Agreement;

       (ii) subject to the provisions of the last paragraph of clause 16, any breach of a representation or warranty of the Vendor set forth in clause 16 of this Agreement (other than subclauses 16.q.(ii), 16.al and 16.au) or the certificate delivered pursuant to subclause 14.a.(ii) in respect thereof; and

       (iii) subject to provisions of the last paragraph of clause 16, any breach of a representation or warranty of the Vendor set forth in subclauses 16.q.(ii), 16.al and 16.au of this Agreement or the certificate delivered pursuant to subclause 14.a.(ii) in respect thereof.

b. After the Closing, the Purchaser shall indemnify, defend and save harmless the Vendor, the Vendor's Affiliates, their respective successors and assigns and each of their respective directors, officers, employees, agents and representatives from and against any and all loss, liability, damage, cost or expense suffered or incurred by them, as a direct or indirect result of:

       (i) the breach of any covenant or agreement of the Purchaser contained in this Agreement;

       (ii) subject to provisions of the last paragraph of clause 17, any breach of representation or warranty of the Purchaser set forth in clause 17 of this Agreement or the certificate delivered pursuant to subclause 15.a.(vi) in respect thereof;

       (iii) subject to the representations and warranties in clause 16 (which exception shall not apply after the Survival Period) any claim pertaining to the Assets, the Corporation, the Subsidiary or the Finance Subsidiaries;

       (iv)   A.     the abandonment of any Wells which are part of the Assets;

              B. closure, decommissioning and dismantling the Major Facilities and other Tangibles;

              C.     reclamation and restoration of all Sites;

              D. ground water, surface water or aquifer contamination, soil contamination, corrosion or deterioration of structures, equipment and fences, or improper management or disposal of toxic or hazardous substance emissions;

              including the effects of, and the costs of complying with any order, direction, or claim of any government, or agency, department, official or tribunal thereof having jurisdiction. The Purchaser acknowledges that it shall not be entitled to any rights or remedies under the common law or in equity or under any law, rule or regulation pertaining to any liability, loss, cost, claim, damage or expense as against the Vendor, including without limitation the right to name the Vendor as a third party to any action commenced by any person against the Purchaser, except insofar as the Purchaser remains entitled to make a claim against the Vendor pursuant to clause 16; and

       (v) any Claim for Tax resulting from (a) any failure by the Purchaser to file the Forms described in Clause 21, or (b) any act by the Purchaser or any Affiliate to revoke the Section 338 Election.

c. The following procedures shall apply in connection with any claims for indemnification under subclauses 23.a and 23.b and certain Claims for
       Tax:

       (i) If an indemnified party hereunder receives notice of the commencement or assertion against it of any claim made by a third party for which such indemnified party seeks or intends to seek indemnification under this clause 23, other than Claims for Tax referred to in subclause 23.c.(iii), the indemnified party shall give the indemnifying party reasonably prompt written notice thereof. Such notice to the indemnifying party shall describe such third party claim in reasonable detail. The indemnifying party shall have the right to participate in or to elect to assume the defense of any such third party claim at the indemnifying party's own expense and by such indemnifying party's own counsel, and the indemnified party shall co-operate in good faith in such defense. The indemnified party shall have the right to participate in the defense of any such third party claim assisted by counsel of its own choosing. No indemnified party shall have the right to settle or compromise, or propose to settle or compromise, any such third party claim without the consent of the indemnifying party.

       (ii) Any claim for indemnification under this clause 23 by an indemnified party, other than a claim referred to in subclauses 23.c.(i) and 23.c.(iii), shall be asserted by giving the indemnifying party written notice thereof in accordance with the terms hereof. Such notice to the indemnifying party shall describe such direct claim in reasonable detail.

       (iii) In the event that any taxing authority notifies the Purchaser or any of its Affiliates of any Claim for Tax or proposes in writing any adjustment that would result in a Claim for Tax, which Claim for Tax:

              A. is one with respect to which Vendor is obligated to indemnify Purchaser under subclause 23.a.(iii);or

              B.     relates to the election under Section 338 of the Code;

              the Purchaser shall immediately notify the Vendor, in writing, of such notice of such Claim for Tax or such proposed adjustment. Within ten (10) days of the receipt of such notice, the Vendor shall determine whether the Vendor accedes to such Claim of Tax or proposed adjustment, or, alternatively, whether the Vendor desires to contest such Claim for Tax or proposed adjustment. If the Vendor determines that it desires to contest such Claim for Tax or proposed adjustment, the Vendor shall determine the nature of, and shall control all actions to be taken with respect to, such contest, including (X) judicial or administrative proceedings, (Y) resisting payment thereof or paying same and seeking a refund thereof, and (Z) if no agreed settlement shall have occurred, the court or other judicial body before which judicial action shall be commenced. The Vendor shall keep the Purchaser informed as to the progress of the contest and all material matters pertaining to such contest and shall consider in good faith any views expressed with respect to the contest by the Purchaser. The Purchaser shall not take any material action, or transmit to any taxing authority any material communications, written or otherwise, pertaining to the contest (and in particular any proposal for or consent to any settlement or compromise thereof) except as directed in writing by the Vendor. In the event of an adverse judicial determination, the Purchaser, at the direction of the Vendor, will appeal to a higher court provided that independent counsel jointly selected by the parties is of the opinion that there is a realistic possibility of success in such appeal. The Purchaser will not enter into any settlement or compromise that would give rise to an indemnity hereunder without the written approval of the Vendor.

              In the event the Vendor elects to contest such Claim for Tax or notice of proposed adjustment, the Purchaser shall fully cooperate with the Vendor in all matters relating to such contest including, but not limited to, promptly providing the Vendor with access to any and all documents that are relevant to such Claim of Tax or proposed adjustment; provided, however, that in the case of each document that the Purchaser deems confidential, the Purchaser is give written assurance by the Vendor that the Vendor will not disclose the nature or identity of the document or its contents to anyone other than to its tax advisors or to a representative of the taxing authority.

d.     Notwithstanding anything herein to the contrary:

       (i) the indemnities provided in the foregoing subclauses 23.a and 23.b shall not apply to the extent that the liabilities are reimbursed by insurance or are caused by the negligence, wilful default or misconduct of the Party claiming indemnity;

       (ii) the Vendor shall have no obligation to indemnify the Purchaser in respect of any loss, liability, damage, cost or expense suffered or incurred by the Purchaser to the extent that such loss, liability, damage, cost or expense has resulted in any adjustment to the Purchase Price pursuant to clause 6 or any other provision thereof; and

       (iii) if an indemnified party's losses at any time subsequent to the making of an indemnity payment are reduced by any net tax benefit or recovery, the amount of such reduction, together with interest thereon from the date of payment thereof at the Base Rate, shall promptly be repaid by the indemnified party to the indemnifying party.

24.           LIMITATION ON LIABILITY

              After Closing, the Vendor's total liability for breach of any representations, warranties, covenants and indemnities hereunder or in any document delivered pursuant hereto, shall not exceed the Purchase Price and if such breach of any representations, warranties, covenants or indemnities relates to some but not all of the Assets the liability shall not exceed the allocated value of the relevant portion of the Assets as set forth in Schedule "11.c". The Vendor shall have no liability for breach of any representations, warranties, covenants and indemnities hereunder or in any document delivered pursuant hereto (excluding liability under any indemnity provided pursuant to subclauses 11.e or 12.e) except to the extent the aggregate liability exceeds 5% of the Purchase Price.

25.           COVENANTS OF THE VENDOR AND THE PURCHASER

a. The Vendor and the Purchaser will each use its best efforts to cause the conditions precedent set forth in clause 13, which are for the benefit of the other, to be fulfilled and satisfied as soon as practicable.

b. No Party will make any press release or other announcement respecting this Agreement without the consent of the other Party unless a Party refuses to consent and the Party desiring to make the release or other announcement is advised by its counsel that the release or other announcement is required to comply with any applicable statute, law or regulation.


26.           CONTINUING AGREEMENT

              After Closing, the covenants and agreements contained in this Agreement shall continue in effect until performed and discharged except to the extent the continued effectiveness or enforceability of any such agreement or covenant is limited in duration by any Survival Period or Retention Period stated herein.

27.           LEGAL COSTS

              Any costs in respect of which indemnification is provided hereunder shall include reasonable attorney's fees on a solicitor to his own client basis.

28.           WAIVER

              No waiver by any Party of any breach of any of the terms, conditions, representations or warranties in this Agreement shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

29.           FURTHER ASSURANCES

              At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such other instruments and take or refrain from taking such other action as may be reasonably required to more fully assure the completion of the transactions contemplated herein in accordance with the provisions of this Agreement and otherwise assure the carrying out of the intent and purpose of this Agreement.

30.           ASSIGNMENT

              Prior to the Closing Date, neither Party may assign its interest in or under this Agreement or to the Shares without the prior written consent of the other Party hereto.

31.           NAMES, SIGNS, LOGOS, TRADEMARKS AND NOTIFICATIONS

a. The Purchaser shall, unless otherwise agreed by the Vendor, promptly cause to be registered in the applicable registries at the Closing a Certificate of Name Change in respect of the Corporation and the Subsidiary omitting all reference to "Amerada", "Amerada Hess" and "Hess". All costs incurred in registering any Certificate of Name Change shall be borne by the Purchaser.

b. After Closing, the Vendor shall remove any signs which indicate ownership or operation of the Assets by "Amerada", "Amerada Hess'' or "Hess". It shall be the responsibility of the Purchaser, where necessary, to erect or install any signs that may be required by governmental agencies indicating the Corporation or the Subsidiary, after taking into account the change of name required pursuant hereto, to be the operator of the Assets and to notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and any other third party of the Corporation's and the Subsidiary's name change.

c. After Closing, the Purchaser shall cause the Corporation, the Subsidiary and the Finance Subsidiaries to cease using the name "Amerada", "Amerada Hess" and "Hess" and all trademarks or logos which any of them are entitled to use. Effective as of Closing, the Corporation, the Subsidiary and the Finance Subsidiaries shall transfer, assign and convey all right, title and estate to such trademarks and logos to the Vendor.

32.           NOTICE

              All notices required or permitted hereunder or with respect to this Agreement shall be in writing and shall be deemed to have been properly given and delivered when delivered personally, or when sent from a point within Canada or the United States of America by registered mail or confirmed facsimile (or by any other like method by which a written and recorded message may be sent), with all postage or charges fully prepaid, and addressed to the Parties, respectively, as follows:

Purchaser:    Petro-Canada
              150-6th Avenue, S.W.
              Calgary Alberta
              T2P 3E3

              Telephone No: (403) 296-8000
              Facsimile No: (403) 296-4910

              Attention:       W. A. Peneycad
                               Associate General Counsel

Vendor:       Amerada Hess Corporation
              1185 Avenue of the  Americas
              New York, New York
              10036
              Telephone No: (212) 997-8500
              Facsimile No: (212) 536-8339

              Attention:       J. Barclay Collins, II
                               Executive Vice President and General Counsel

              Any notice or communication so mailed shall be deemed to have been given to and received by the addressee four (4) Business Days after the mailing thereof, provided that neither Party shall use the mails for the giving of notice during the term of any strike or disruption or threatened strike or disruption of postal service in Canada. Any notice or communication sent by personal service, facsimile or other means shall be deemed received when delivery or reception of the transmission is complete except that, if such delivery or transmission is sent on a day which is not a Business Day then the same shall be deemed received on the next Business Day.

33.           GOVERNING LAW

              This Agreement shall in all respects be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

34.           ENTIRE AGREEMENT

              Subject to clause 39, this Agreement supersedes all previous agreements and states the entire agreement between the Parties concerning the Shares.

35.           ENUREMENT

              This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

36.           SEVERABILITY

              If any provisions of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein unless the deletion of the provision would result in such material change to cause the completion of the transaction contemplated herein to be unreasonable.

37.           TIME

              Time shall be of the essence in this Agreement.

38.           COUNTERPARTS

              This Agreement may be executed in counterpart and all executed counterparts together shall constitute one agreement. Signature pages from separate counterparts may be faxed and may be combined to form a single counterpart. This Agreement shall not be binding upon any Party unless and until executed by all Parties.

39.           CONFIDENTIALITY

              The Confidentiality Agreement shall not merge with the terms hereof. Notwithstanding any provision herein or any law to the contrary, the Confidentiality Agreement shall survive the execution of this Agreement and the Closing of the transactions contemplated herein.

              IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date first above written.

AMERADA HESS CORPORATION


Per:   s/s John B. Hess
       -------------------------
       J. B. Hess
       Chairman of the Board and
         Chief Executive Officer


PETRO-CANADA


Per:   s/s J. M. Stanford
       -------------------------
       J. M. Stanford
       President and Chief Executive Officer


Per:   s/s W. A. Peneycad
       -------------------------
       W. A. Peneycad
       Associate General Counsel